UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each Class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

1211 Avenue of the Americas

New York, New York, 10036

(212) 852-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 16, 2009

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of News Corporation (the “Company”) will be held on October 16, 2009 at 10:00 a.m. (Eastern Time) at the W New York, 541 Lexington Avenue, New York, New York 10022.

At the Annual Meeting, stockholders will be asked to:

•	elect the 16 Directors identified in this proxy statement to the Board of Directors;
•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010; and
•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. While all of the Company’s stockholders and all holders of CHESS Depositary Interests exchangeable for shares of the Company’s common stock are invited to attend the Annual Meeting, only stockholders of record of the Company’s Class B Common Stock at the close of business on August 17, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Holders of the Company’s Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting or any adjournment thereof.

It is important that your shares of the Company’s Class B Common Stock be represented and voted at the Annual Meeting. If you are a holder of shares of Class B Common Stock, you may vote those shares by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2009 Proxy Statement, or if you requested a paper proxy card, you may submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Class B Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Class B Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by voting your shares by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of August 17, 2009 prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of common stock in “street name,” i.e., your shares of common stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of August 17, 2009, such as your most recent account statement prior to August 17, 2009, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to stockholders, the Company may furnish proxy materials to stockholders on the Internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials and the Company’s annual report, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

If you would like to register to receive materials relating to next year’s annual meeting of stockholders electronically instead of by mail, please go to www.newscorp.com/investor/ElectronicDelivery.html and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps lower the Company’s costs and reduce the amount of paper mailed to your home.

Laura A. O’Leary

Corporate Secretary

New York, New York

August 20, 2009

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF THE COMPANY’S CLASS B COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR VOTE BY TELEPHONE, INTERNET OR PROXY CARD.

1211 Avenue of the Americas

New York, New York, 10036

PROXY STATEMENT

Annual Meeting of Stockholders—October 16, 2009

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of News Corporation (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 16, 2009 at 10:00 a.m. (Eastern Time) at the W New York, 541 Lexington Avenue, New York, New York 10022 and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about August 28, 2009. You are requested to submit your proxy in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of common stock, Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Annual Meeting. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to holders of Class B Common Stock.

The Company’s shares are also traded on the Australian Stock Exchange (“ASX”) in the form of CHESS Depositary Interests (“CDIs”). CDIs are exchangeable, at the option of the holder, into shares of either Class A Common Stock or Class B Common Stock, whichever is applicable, at the rate of one CDI per one such share of Common Stock.

Record Date

Only holders of record of shares of Class B Common Stock at the close of business on August 17, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were 798,520,953 shares of Class B Common Stock outstanding held by approximately 1,417 holders of record. Each share of Class B Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten (10) days prior to the Annual Meeting.

If your shares of Class B Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If your shares of Class B Common Stock are held in “street name,” meaning your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Class B Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Class B Common Stock in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

Holders of CDIs exchangeable for Class B Common Stock (“Class B CDIs”) have a right to direct CHESS Depositary Nominees Pty Ltd. (“CDN”), the legal holder of the CDIs, on how it should vote with respect to the proposals described in this proxy statement.

Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to stockholders, the Company may furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company intends to commence distribution of the Notice of Internet Availability to stockholders on or about August 28, 2009.

The Company will first make available the proxy solicitation materials at www.proxyvote.com on or about August 28, 2009 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2009 annual report to stockholders will be made available at the same time and by the same methods.

If you are a CDI holder, you may also request a printed copy of the proxy solicitation materials and our 2009 annual report to stockholders by any of the following methods: via Internet at www.computershare.com/NWS/annualreport; or by telephone at 1300-652-536 (within Australia) or +61-3-9415-4883 (outside of Australia).

Voting and Submission of Proxies

The persons named on the proxy card and on the Company’s voting website at www.proxyvote.com (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted “FOR” Proposals 1 and 2 in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a holder of Class B Common Stock, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on October 15, 2009. If you are located in the United States or Canada and are a stockholder of record, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares by Internet at www.proxyvote.com. Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to the Company. A telephone or Internet proxy must be received no later than 11:59 p.m. (Eastern Time) on October 15, 2009.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

If you hold Class B CDIs, Internet voting is available 24 hours a day through 5:00 p.m. (Australian Eastern Time) on October 14, 2009. You may vote your CDIs by Internet at www.computershare.com/NWS/annualreport. The Internet system has easy to follow instructions on how you may vote your CDIs and allow you to confirm that the system has properly recorded your vote. If you vote your CDIs by Internet, you should have in hand when you access the website the Notice of Internet Availability or the voting instruction card (for those CDI holders who have received, by request, a hard copy of the voting instruction card). If you vote your CDIs by Internet, you do not need to return your voting instruction form to the Company. If you have received, by request, a hard copy of the voting instruction card, and wish to submit your vote by mail, you should complete and return the voting instruction card to CDN by 5:00 p.m. (Australian Eastern Time) on October 14, 2009.

While the Company encourages holders of Class B Common Stock to vote by proxy, you also have the option of voting your shares of Class B Common Stock in person at the Annual Meeting. If your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission to the Annual Meeting a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Class B Common Stock.

Revocation of Proxies

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Annual Meeting:

•	if you are a holder of record of Class B Common Stock, by notifying in writing our Corporate Secretary, Laura A. O’Leary, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036;
•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or Internet, by voting a second time by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Class B CDI holders may change prior voting instructions by submitting a later-dated CDI voting instruction form before 5:00 p.m. (Australian Eastern Time) on October 14, 2009. Revocation of prior voting instructions must be submitted in writing and received before 5:00 p.m. (Australian Eastern Time) on October 14, 2009.

Attending the Annual Meeting in Person

While all of the Company’s stockholders and all holders of CDIs exchangeable for shares of Common Stock are invited to attend the Annual Meeting, only holders of Class B Common Stock are entitled to vote at the Annual Meeting. As discussed above, if your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Class B Common Stock.

If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of Common Stock will be verified against the list of stockholders of record as of the Record Date prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

If you require any special accommodations at the Annual Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to 2009AnnualMeeting@newscorp.com and identify your specific need no later than October 12, 2009.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

Required Vote

Quorum.  In order for the Company to conduct the Annual Meeting, a majority of the holders of Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Class B Common Stock. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by submitting your proxy by telephone or the Internet or, if you requested a hard copy of the proxy card or voting instruction card, by completing and returning the proxy card or voting instruction card as promptly as possible in the accompanying postage-paid envelope prior to the Annual Meeting to ensure that your shares of Class B Common Stock will be represented at the Annual Meeting if you are unable to attend and so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

Election of Directors.  Directors are elected by a plurality of the votes cast. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. Since Directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of Directors.

Ratification of Independent Registered Public Accounting Firm.  Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010 requires the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. For this proposal, abstentions will have the same effect as a vote “AGAINST” the proposal, but broker non-votes will have no effect on the outcome of the votes cast on this proposal.

Other Items.  Under the Company’s Amended and Restated By-laws (the “By-laws”) and the rules of the NASDAQ Stock Market (“NASDAQ”), approval of each other proposal to be voted upon at the Annual Meeting requires a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal will not be counted as a vote cast “FOR” or “AGAINST” that proposal.

All shares of Class B Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a proxy, the number of shares of Class B Common Stock represented by such proxy will be voted:

•	“FOR” the election of each of the Director nominees;
•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010; and
•	in accordance with the holder of the proxy’s discretion as to any other matters raised at the Annual Meeting.

If you hold your shares of Class B Common Stock in “street name” through a broker, bank or other nominee, your broker, bank or nominee may not vote on certain Annual Meeting proposals without your specific instructions because the proposals are not considered to be “routine” matters. Your broker, bank or nominee is permitted to vote your shares of Class B Common Stock on the election of Directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm even if the broker, bank or nominee does not receive voting instructions from you. However, under applicable rules, your broker, bank or nominee may not vote your shares of Class B Common Stock on the other proposals to be voted on at the Annual Meeting absent instructions from you. Without your voting instructions on these items, a broker non-vote will occur.

A representative of Computershare Investment Services, LLC has been appointed to act as inspector of election for the Annual Meeting and will tabulate the votes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following table lists the nominees for election as Directors under Proposal 1. Each Director is to hold office until the next annual meeting or until his or her successor is duly elected and qualified. If, for any reason, any of the Director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director nominee. The ages shown are as of July 31, 2009. Each of the Director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Name and Age	Business Experience and Directorships	Director Since
K. Rupert Murdoch AC (78)	K. Rupert Murdoch AC has been Chief Executive Officer of the Company since 1979 and its Chairman since 1991. Mr. K.R. Murdoch is the father of Messrs. J.R. Murdoch and L.K. Murdoch.	1979

José María Aznar (56)	José María Aznar has been a Director of the Company since 2006. Mr. Aznar has been the President of the Foundation for Social Studies and Analysis since 1989. Mr. Aznar has been a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University since 2004. Mr. Aznar is the Honorific President of the Partido Popular of Spain and served as its Executive President from 1990 to 2004. Mr. Aznar was a member of The State Council of Spain from 2005 to 2006. Mr. Aznar served as the President of Spain from the 1996 to 2004.	2006

Natalie Bancroft (29)	Natalie Bancroft has been a Director of the Company since 2007. Ms. Bancroft is a professionally trained opera singer and is a graduate of the L’Institut de Ribaupierre in Lausanne, Switzerland.	2007

Peter L. Barnes (66)	Peter L. Barnes has been a Director of the Company since 2004. Mr. Barnes has been a Director of Ansell Limited since 2001 and its Chairman since 2005. Mr. Barnes has been a Director of Metcash Limited since 1999 and its Deputy Chairman since 2007. Mr. Barnes has been a Director of Samuel Smith & Sons Pty Ltd. since 1999 and has served as its Chairman since 2002. Mr. Barnes is a member of the Audit Committee of the Board (the “Audit Committee”).	2004

Chase Carey (55)	Chase Carey has been a Director of the Company since July 2009. Mr. Carey served as a Director, President and Chief Executive Officer of The DIRECTV Group, Inc. from 2003 to June 2009. Mr. Carey previously served the Company in numerous roles beginning in 1988, including as Co-Chief Operating Officer from 1996 to 2002, as a consultant from 2002 to 2003 and as a Director from 1996 to 2007.	July 2009

Name and Age	Business Experience and Directorships	Director Since
Kenneth E. Cowley AO (74)	Kenneth E. Cowley AO has been a Director of the Company since 1979. Mr. Cowley has been the Chairman of RM Williams Holdings Limited since 1994. Mr. Cowley is a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).	1979

David F. DeVoe (62)	David F. DeVoe has been a Director of the Company and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of the Company since 1996. Mr. DeVoe has been a Director of BSkyB since 1994.	1990

Viet Dinh (41)	Viet Dinh has been a Director of the Company since 2004. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh has served as Principal of Bancroft Associates PLLC since 2003 and as Principal of Bancroft Capital Management since 2006. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh has served as a Director of M&F Worldwide Corp. since 2007 and a Director of The Orchard, Inc. since 2007. Mr. Dinh is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board (the “Compensation Committee”).	2004

Sir Roderick I. Eddington (59)	Sir Roderick I. Eddington has been a Director of the Company since 1999. Sir Roderick Eddington has served as Non-Executive Chairman, Australia and New Zealand of JPMorgan Chase Bank N.A. since 2006. Sir Roderick Eddington served as a Director and the Chief Executive of British Airways Plc from 2000 to 2005. Sir Roderick Eddington has been a Director of John Swire & Sons Pty Ltd since 1997, a Director of Rio Tinto plc since 2005 and a Director of CLP Holdings Limited since 2006. Sir Roderick Eddington is the Chairman of the Audit Committee and a member of the Compensation Committee.	1999

Mark Hurd (52)	Mark Hurd has been a Director of the Company since 2008. Mr. Hurd has served as Chairman of Hewlett-Packard Company (“HP”) since 2006 and as Chief Executive Officer, President and a member of HP’s Board of Directors since 2005. Prior to joining HP, Mr. Hurd spent 25 years at NCR Corporation, where he held a variety of management, operations and sales and marketing roles, including as Chief Executive Officer from 2003 to 2005 and as President from 2001 to 2005. Mr. Hurd is a member of the Nominating and Corporate Governance Committee.	2008

Name and Age	Business Experience and Directorships	Director Since
Andrew S.B. Knight (69)	Andrew S. B. Knight has been a Director of the Company since 1991. Mr. Knight has been the Chairman of J. Rothschild Capital Management Limited since 2008. Mr. Knight was the Chief Executive Officer of Daily Telegraph plc from 1986 to 1989 and Editor of The Economist from 1974 to 1986. Mr. Knight is Chairman of the Compensation Committee and a member of the Audit Committee.	1991

James R. Murdoch (36)	James R. Murdoch has been a Director and the Chairman and Chief Executive, Europe and Asia of the Company since 2007. Mr. J.R. Murdoch was the Chief Executive Officer of British Sky Broadcasting Group plc (“BSkyB”) from 2003 to 2007. Mr. J.R. Murdoch has served as a Director of BSkyB since 2003 and as its Non-Executive Chairman since 2007. Mr. J.R. Murdoch was the Chairman and Chief Executive Officer of STAR Group Limited, a wholly-owned subsidiary of the Company (“STAR”), from 2000 to 2003. Mr. J.R. Murdoch previously served as an Executive Vice President of the Company, and served as a member of the Board from 2000 to 2003. Mr. J. R. Murdoch has served as a Director of GlaxoSmithKline plc since May 2009. Mr. J.R. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. L.K. Murdoch.	2007

Lachlan K. Murdoch (37)	Lachlan K. Murdoch has been a Director of the Company since 1996. Mr. L.K. Murdoch has served as the Chief Executive of Illyria Pty Ltd, a private investment company, since 2005. Mr. L.K. Murdoch served as an advisor to the Company from 2005 to 2007, and served as its Deputy Chief Operating Officer from 2000 to 2005. Mr. L.K. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. J.R. Murdoch.	1996

Thomas J. Perkins (77)	Thomas J. Perkins has been a Director of the Company since 1996. Mr. Perkins has been partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins is a member of the Audit and Compensation Committees and of the Nominating and Corporate Governance Committee.	1996

Arthur M. Siskind (70)	Arthur M. Siskind has been a Director of the Company since 1991 and the Senior Advisor to the Chairman of the Company since 2005. Mr. Siskind served as the Company’s Group General Counsel from 1991 to 2005, as Senior Executive Vice President from 1996 to 2005 and as Executive Vice President from 1991 to 1996. Mr. Siskind has served as a Director of BSkyB since 1992. Mr. Siskind has been an Adjunct Professor of Law at the Cornell Law School since 2007 and was an Adjunct Professor of Law at Georgetown University Law Center from 2005 to 2007. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.	1991

Name and Age	Business Experience and Directorships	Director Since
John L. Thornton (55)	John L. Thornton has been a Director of the Company since 2004. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University School of Economics and Management in Beijing since 2003 and the non-executive chairman of HSBC North America Holdings Inc. since December 2008. Mr. Thornton served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. (“Goldman Sachs”) from 1999 until 2003 and as a Senior Advisor to Goldman Sachs from 2003 to 2004. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of Intel Corporation since 2003, a Director of China Unicom (Hong Kong) Limited since 2004 and a Director of HSBC Group Holdings since December 2008. Mr. Thornton is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.	2004

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE MATTERS

Board Independence.  The Nominating and Corporate Governance Committee adopted the definition of “independence” as set forth in NASDAQ Stock Market Rule 4200(a)(15) to assist the Board in its determination of whether a Director shall be deemed to be independent of the Company. However, the Board may determine that a Director is not independent for any reason it deems appropriate.

The Board undertook its annual review of Director independence during the first quarter of fiscal 2010. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that Sir Roderick Eddington, Ms. Bancroft and Messrs. Aznar, Barnes, Cowley, Dinh, Hurd, Knight, Perkins and Thornton are independent of the Company and its management under the standards adopted by the Company and set forth by the NASDAQ rules.

Statement of Corporate Governance.  The Board has adopted a Statement of Corporate Governance that sets forth the Company’s corporate governance guidelines and practices. The full text of the Statement of Corporate Governance may be found on the Company’s website at www.newscorp.com/corp_gov/socg.html and is available in print to any stockholder requesting a paper copy of the document by contacting the Corporate Secretary.

Standards of Business Conduct and Code of Ethics.  The Board has adopted the Standards of Business Conduct (the “Standards”). The Standards confirm the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. The Company intends that the spirit, as well as the letter, of the Standards be followed by all Directors, officers and employees of the Company, its subsidiaries and divisions. This is communicated to each new Director, officer and employee and was communicated to those in such positions at the time the Standards were adopted.

To promote further ethical and responsible decision-making, the Board has established a Code of Ethics for the Chief Executive Officer (the “CEO”) and senior financial officers that is included in the Standards.

The full text of the Standards and the Code of Ethics may be found on the Company’s website at www.newscorp.com/corp-gov/sobc.html and each is available in print to any stockholder requesting a paper copy of the documents by contacting the Corporate Secretary.

Director Nomination Process.  The Nominating and Corporate Governance Committee develops criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise that will be of value to the Company. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its stockholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each Director’s other commitments, including other directorships. The Nominating and Corporate Governance Committee will seek to promote through the nomination process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

After completing this evaluation, the Nominating and Corporate Governance Committee will make a recommendation to the full Board which makes the final determination whether to nominate or appoint the new Director after considering the Nominating and Corporate Governance Committee’s recommendation.

Stockholder Nomination Procedure.  The By-laws provide procedures for stockholders to nominate persons for election as Directors.

Stockholders must provide timely notice of a Director nomination and such nomination must be submitted in writing to the attention of the Corporate Secretary at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. Pursuant to the By-laws, to be timely for the 2010 Annual Meeting of Stockholders, the notice must be delivered to the Corporate Secretary between June 21, 2010 and July 21, 2010. Stockholder nominations must contain, for each person nominated as Director, all information relating to the stockholder nominee as would be required pursuant to the By-laws and the stockholder nominee’s written consent to serve as Director if elected. Stockholder nominations must also state the stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company owned by the stockholder, a representation that the stockholder is a holder of record of Class B Common Stock and intends to appear in person or by proxy at such meeting to propose the nomination, and whether such stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of Class B Common Stock to elect such nominee or nominees.

Director candidates recommended by stockholders should meet the director qualifications set forth under the heading “Director Nomination Process.” Director candidates recommended by stockholders who meet these director qualifications will be considered by the Chairman of the Nominating and Corporate Governance Committee, who will present the information on the candidate to the entire Nominating and Corporate Governance Committee. All director candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as any other candidate.

Ms. Bancroft was appointed as a Director pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company, Dow Jones & Company, Inc. and Diamond Merger Sub Corporation, as amended (the “Dow Jones Merger Agreement”), whereby the Board agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the Board.

Communication with the Board.  Stockholders play an integral part in corporate governance and the Board ensures that stockholders are kept fully informed through:

•

information provided on the Company’s website www.newscorp.com, including the Company’s annual report which is distributed to all stockholders in connection with distribution of the Company’s proxy statement for its annual meeting of stockholders and which is available to all stockholders on request;

•	reports and other disclosures made to the SEC, NASDAQ and the stock exchanges in Australia and London; and
•	notices and proxy statements of special and annual meetings of stockholders.

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board and its various committees. Stockholders may raise matters of concern at the annual meetings of stockholders. In addition, any stockholder or other interested party wishing to communicate with any Director, any committee of the Board or the Board as a whole, may do so by submitting such communication in writing and sending it by regular mail to the attention of the appropriate party or to the attention of our Lead Director, Sir Roderick I. Eddington, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. This information is also posted on the Company’s website at www.newscorp.com.

Director Evaluation Policy.  The Nominating and Corporate Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all Directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Standards and the Company’s corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2009, the Board held six regularly scheduled meetings. During the fiscal year 2009, all of the Directors attended at least 75% of the meetings of the Board held during the period for which he or she has been a Director and the meetings of the committees on which he or she served.

It is the policy of the Board to hold regular executive sessions of the Non-Executive Directors and independent Directors without management present. During the fiscal year ended June 30, 2009, the Non-Executive Directors and independent Directors of the Board held six executive sessions. Sir Roderick Eddington currently serves as Lead Director, presiding over the executive sessions of the Non-Executive Directors and independent Directors and supervising the self-evaluation of the Directors and the Board’s determination of the independence of its Directors.

Directors are encouraged to attend and participate in the Company’s annual meetings of stockholders. At the annual meeting of stockholders held by the Company in October 2008, all of the then serving Directors attended the annual meeting.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at www.newscorp.com/corp_gov/bc.html and are available in print to any stockholder requesting a paper copy of these documents from the Corporate Secretary.

Audit Committee.  The Audit Committee consists of Sir Roderick Eddington, who serves as Chairman, and Messrs. Barnes, Knight and Perkins. The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. During the fiscal year ended June 30, 2009, the Audit Committee held seven meetings. The Audit Committee’s report required by the SEC rules is included in this proxy under the heading “Report of the Audit Committee.”

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the NASDAQ rules. The Board determined that each member of the Audit Committee meets the foregoing independence requirements and that each member of the Audit Committee is financially literate in accordance with the NASDAQ rules. The Board also determined that Sir Roderick Eddington and Messrs. Perkins and Barnes are “audit committee financial experts” as defined under the SEC rules.

Compensation Committee.  The Compensation Committee consists of Mr. Knight, who serves as Chairman, Sir Roderick Eddington and Messrs. Dinh, Perkins and Thornton. The primary responsibilities of the

Compensation Committee are: (i) to review and approve goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of these goals and objectives and to recommend to the Board the compensation of the CEO based on this evaluation; (ii) to consider, recommend and oversee the Company’s incentive compensation plans and equity-based plans and recommend changes in such plans to the Board as needed, and to exercise all authority of the Board with respect to the administration of such plans, including the granting of awards under the Company’s incentive compensation plans and equity-based plans; (iii) to review and approve compensation, benefits and terms of employment of senior executives who are members of the Company’s Office of the Chairman; (iv) to review the Company’s recruitment, retention, compensation, termination and severance policies for certain senior executives; (v) to review and assist with the development of executive succession plans and to consult with the CEO regarding the selection of senior executives; and (vi) to review the compensation of non-executive directors for service on the Board and its committees and recommend changes in compensation to the Board.

During the fiscal year ended June 30, 2009, the Compensation Committee held six meetings. Pursuant to its charter, the Compensation Committee may delegate its authority to one or more members of the Board or officers of the Company, to the extent permitted by law, as it deems appropriate. The Compensation Committee has delegated to Messrs. K.R. Murdoch and DeVoe the authority to make grants of restricted stock units within certain prescribed limits to non-executive officers of the Company. Any grants made by Messrs. K.R. Murdoch or DeVoe pursuant to this authority are reported to the Compensation Committee on an annual basis. Further discussion of the processes and procedures for the consideration and determination of the compensation paid to the named executive officers during fiscal 2009, including the role of our CEO in recommending the amount or form of compensation paid to the named executive officers, other than himself, is found in the section entitled “Compensation Discussion and Analysis” below.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant. During the past several years, including fiscal 2009, the Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte to determine the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Mr. Dinh, who serves as Chairman, and Messrs. Cowley, Hurd, Perkins and Thornton. The responsibilities of the Nominating and Corporate Governance Committee are: (i) to review the qualifications of candidates for Director suggested by Board members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by the Board; (ii) to consider the performance of incumbent Directors in determining whether to nominate them for re-election; (iii) to recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; (iv) to recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships; and (v) to advise and make recommendations to the Board on corporate governance matters. The Nominating and Corporate Governance Committee also makes recommendations to the Board as to determinations of Director independence and conducts an annual self-evaluation for the Board. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended June 30, 2009.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending June 30, 2010. E&Y has audited the books and records of the Company since the fiscal year ended June 30, 2002. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by E&Y. These pre-approval procedures are described below under “Audit Committee Pre-Approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by E&Y for the fiscal years ended June 30, 2009 and June 30, 2008 is set forth below.

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$17,304,000	$18,936,000
Audit-Related Fees(2)	$1,335,000	$5,041,000
Tax Fees(3)	$12,474,000	$12,594,000
All Other Fees(4)	$70,000	$4,000

Total Fees	$31,183,000	$36,575,000

(1)	Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2009 and June 30, 2008; the audit of the Company’s annual management assessment of the effectiveness of internal control over financial reporting as of June 30, 2009 and June 30, 2008 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-related fees principally relate to employee benefit plan audits, due diligence related to mergers and acquisitions, audits of entities to be sold, accounting consultations, agreed-upon procedure reports, reports on internal controls over certain distribution services provided to third parties and other services related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax fees include fees for tax compliance and tax consultations for domestic and international operating units.
(4)	All other fees principally consist of services relating to assistance with a process improvement assessment and E&Y training seminars in the fiscal year ended June 30, 2009 and E&Y training seminars in the fiscal year ended June 30, 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for tax services would exceed total fees for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chairman of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2009 and June 30, 2008 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2009 and June 30, 2008, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

EXECUTIVE OFFICERS OF NEWS CORPORATION

The executive officers of the Company at June 30, 2009 are set forth in the table below. Each holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or at other meetings of the Board as appropriate.

Name	Age	Position with the Company
K. Rupert Murdoch(1)	78	Chairman and Chief Executive Officer
Peter Chernin(2)	58	Director, President and Chief Operating Officer
James R. Murdoch(1)	36	Director, Chairman and Chief Executive, Europe and Asia
David F. DeVoe	62	Director, Senior Executive Vice President and Chief Financial Officer
Roger Ailes	69	Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television
Lawrence A. Jacobs	54	Senior Executive Vice President and Group General Counsel

(1)	Mr. K.R. Murdoch, is the father of Mr. J.R. Murdoch and Mr. L.K. Murdoch, a Director. Messrs. J.R. Murdoch and L.K. Murdoch are brothers. None of the other executive officers of the Company is related to any other executive officer or Director of the Company by blood, marriage or adoption.
(2)	Mr. Chernin left the Company upon the expiration of his employment agreement on June 30, 2009.

Information concerning Messrs. K.R. Murdoch, J. R. Murdoch and DeVoe can be found under the heading “Election of Directors.”

Peter Chernin was a Director and the President and Chief Operating Officer of the Company from 1996 until June 30, 2009 when he left the Company upon the expiration of his employment agreement. Mr. Chernin has served as a Director of the American Express Company since 2006.

Roger Ailes has been Chairman and Chief Executive Officer of FOX News Channel since 1996, Chairman of Fox Television Stations and Twentieth Television since 2005 and Chairman and Chief Executive Officer of FOX Business Network since 2007. Prior to joining the Company, Mr. Ailes was President of CNBC from 1993 to 1996 and served as President of America’s Talking, an information talk channel that later became MSNBC.

Lawrence A. Jacobs has been a Senior Executive Vice President and Group General Counsel of the Company since 2005. Mr. Jacobs served as the Company’s Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.

SECURITY OWNERSHIP OF NEWS CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of August 17, 2009 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of the Board; (iii) each named executive officer (as identified under “Executive Compensation and Other Information”) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares(3)	Percent of Class(4)
Name(2)	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)
Murdoch Family Trust(6) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	57,000	306,623,480	0	*	38.4%

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud(7) c/o Kingdom Holding Company Kingdom Centre—Floor 66 P.O. Box Riyahd, 11321 Kingdom of Saudi Arabia	0	56,237,915	0	0	7.0%

K. Rupert Murdoch(8)	8,843,174	317,290,709	12,000,000	1.1%	39.7%
Roger Ailes	542,305	0	725,000	*	*
José María Aznar	2,500	0	0	0	0
Natalie Bancroft	0	5,000	0	0	*
Peter L. Barnes	7,959	0	0	*	0
Chase Carey	0	0	0	0	0
Peter Chernin(9)	10,465	0	7,000,000	*	0
Kenneth E. Cowley AO	80,723	5	18,000	*	*
David F. DeVoe	8,160	0	750,000	*	0
Viet Dinh	0	1,010	0	0	*
Sir Roderick I. Eddington	134,770	0	52,000	*	0
Mark Hurd	0	17,000	0	0	0
Andrew S.B. Knight(10)	19,623	78,657	24,000	*	*
James R. Murdoch(11)	3,998,580	1,644	330,000	*	*
Lachlan K. Murdoch(12)	4,585,172	5,857	1,500,000	*	*
Thomas J. Perkins	6,000	21,750	24,000	*	*
Stanley S. Shuman(13)	332,515	60,996	24,000	*	*
Arthur M. Siskind	33,226	10,934	1,520,000	*	*
John L. Thornton	0	0	0	0	0
All current Directors and executive officers as a group (20 members)	18,706,747	317,493,562	24,292,400	2.3%	39.8%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on August 17, 2009.

(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.
(2)	The address for all Directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of the Americas, New York, New York 10036.
(3)	The number of option shares reported reflects the number of option shares currently exercisable or that become exercisable within 60 days following August 17, 2009.
(4)	Applicable percentage of ownership is based on 1,819,705,848 shares of Class A Common Stock and 798,520,953 shares of Class B Common Stock outstanding as of August 17, 2009, together with the exercisable stock options, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of August 17, 2009 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(5)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(6)	Beneficial ownership of the Class A Common Stock is as of November 10, 2008 as reported on Form 4 filed with the SEC on November 13, 2008. Beneficial Ownership of Class B Common Stock is as of December 31, 2008, as reported on Schedule 13G/A filed with the SEC on February 17, 2009. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the Class A Common Stock are pledged from time to time to secure lines of credit with certain banks.
(7)	Beneficial ownership of Class B Common Stock is as of December 31, 2008 as reported on Schedule 13G/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on February 4, 2009. Based on the Schedule 13G/A, 19,057,138 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-62, Ltd. (“KR-62”), 16,996,963 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-63, Ltd. (“KR-63”), 8,105,203 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-134, Ltd. (“KR-347”) and 12,168,611 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-146 (“KR-146”). KR-62, KR-63, KR-134 and KR-146 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”), which is wholly-owned by Kingdom Holding Company (“KHC”). HRH, as the majority shareholder of KHC, has the power to elect a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, and in turn, KR-11, as sole shareholder of KR-62, KR-63, KR-134 and KR-146, has the power to appoint a majority of the directors of KR-62, KR-63, KR-134 and KR-146. Accordingly, for purposes of Regulations 13D-G under the Exchange Act, HRH can indirectly control the disposition and voting of the shares of Class B Common Stock held by KR-62, KR-63, KR-134 and KR-146.
(8)

Beneficial ownership reported includes 57,000 shares of Class A Common Stock and 306,623,480 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 37,402 shares of Class A Common Stock and 10,646,571 shares of Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership reported also includes 4,800 shares of Class A Common Stock and 4,540 shares of Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Class A Common Stock held by the GCM Trust that is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares.
(9)	Mr. Chernin left the Company upon the expiration of his employment agreement on June 30, 2009. Beneficial ownership reported includes 1,400 shares of Class A Common Stock held by the Peter and Megan Chernin Revocable Trust of which Mr. Chernin holds a beneficial and trustee interest.
(10)	Beneficial ownership reported includes 19,623 shares of Class A Common Stock and 78,657 shares of Class B Common Stock held by the ASB Knight 1989 Settlement that is administered by an independent trustee for the benefit of Mr. Knight and certain members of his immediate family.
(11)	Beneficial ownership reported includes 3,055,301 shares of Class A Common Stock held by the JRM Family Trust which is administered by an independent trustee for the benefit of Mr. J.R. Murdoch and his immediate family.
(12)	Beneficial ownership reported includes 4,364,716 shares of Class A Common Stock held by the LKM Family Trust that is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.
(13)	Mr. Shuman is a Director Emeritus.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2009 Overview

In fiscal 2009, our named executive officers were Messrs. K. Rupert Murdoch, Peter Chernin, James R. Murdoch, David F. DeVoe and Roger Ailes. The Company faced an extremely challenging business and economic environment in fiscal 2009. A significant portion of the compensation opportunity of each of the named executive officers who have responsibility for the overall financial performance of the Company is based on objective financial performance metrics. Therefore, such compensation declined significantly in fiscal 2009 as compared to fiscal 2008, reflecting the impact of the current economic downturn on our corporate earnings. The Compensation Committee recognizes that despite this challenging environment, our executive team has continued to provide the Company with strong leadership and vision. The Compensation Committee will continue to monitor our executive compensation program to ensure that it emphasizes pay-for-performance, while also rewarding executives for value-creating performance that will continue to position the Company as a leader in the media industry over the long-term.

Our Compensation Program Philosophy and Objectives

The goal of creating long-term growth and value for our stockholders drives our philosophy of how we design our executive compensation program. As one of the world’s leading media companies, with a diversified portfolio of businesses, News Corporation’s executives are critical to the value the Company creates for our stockholders. It is their leadership, creativity and ability to identify and execute on business opportunities that underpins the Company’s future growth and success. To that end, we must attract, motivate and retain the highest quality talent to lead the Company, and our compensation program is a key tool in achieving these goals.

In accordance with its charter, the Compensation Committee establishes and oversees our executive compensation program. The Compensation Committee has the primary responsibility of reviewing and approving the compensation levels and benefit programs for certain of our executives, including the named executive officers. The Compensation Committee also oversees and reviews our incentive compensation plans and equity-based plans. For more information on the Compensation Committee’s responsibilities and its composition, see the section entitled “Committees and Meetings of the Board of Directors—Compensation Committee” above.

The Compensation Committee believes that compensation for executives, including the named executive officers, should fulfill the following objectives: (i) attracting the highest quality talent to the Company; (ii) motivating executives in the short-term and long-term by rewarding them for meeting or exceeding individual or Company performance goals; (iii) aligning our executives’ interests with the long-term interests of our stockholders; and (iv) encouraging and providing incentives for executives to remain with the Company for long and productive careers.

In order to attract and retain the best talent, our executives’ compensation packages must remain competitive. Although the Company does not use “benchmarks” with respect to individual compensation levels, the Compensation Committee annually reviews the compensation practices of a group of our peer companies, consisting of other publicly-traded international media companies and other comparably sized Standard & Poor’s 500 companies, as well as evolving market practices, to ensure that it remains informed of current practices when making compensation decisions. The Compensation Committee considers the compensation practices of our peer companies, but because of the complex mix of industries and markets in which the Company operates, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices. The Compensation Committee’s goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances and our evolving business environment.

The Compensation Committee has determined that internal pay parity is critical to ensuring fairness and encouraging a collaborative team effort among the named executive officers. Accordingly, the Compensation Committee’s decisions concerning named executive officer compensation includes a careful review of each named executive officer’s pay components and levels relative to other named executive officers with respect to role, seniority and/or levels of responsibility. In particular, to the extent practicable, the Compensation Committee maintains pay parity between the Company’s Chairman and CEO and its President and Chief Operating Officer because they both have responsibilities in establishing and executing the Company’ overall strategy. In addition, the Compensation Committee has determined that it is appropriate to provide the same performance-based compensation opportunities to each of the named executive officers, with the exception of Mr. Ailes whose responsibilities are focused on certain of the Company’s cable and television operations.

The Compensation Committee retains Deloitte to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte when determining the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives. In addition, members of our senior management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of facts related to these matters as requested by the Compensation Committee. Our CEO consults with and provides recommendations to the Compensation Committee on the design of our compensation program, as discussed below. In addition, our CEO periodically reports to the Compensation Committee on other named executive officers’ performance and, when appropriate, provides recommendations regarding the other named executive officers’ compensation packages. The CEO does not, however, make recommendations about, or participate in, decisions regarding his own compensation.

The Compensation Committee believes that our executive compensation program is balanced and reasonable and has contributed to the Company’s success in attracting and retaining the best talent and a stable management team. Our executive compensation program is designed to focus our executives on both the short-term and long-term operational and financial goals of the Company. The Compensation Committee does not believe that our executive compensation program encourages or rewards excessive or unnecessary risk taking.

Elements of Our Named Executive Officers’ Compensation Packages

The key elements of our executive compensation program for our named executive officers generally consist of base salary, performance-based compensation, other bonus compensation, long-term equity awards and retirement benefits. The named executive officers also receive certain perquisites, but such perquisites are not a key element of compensation. The chart below illustrates why the Company chooses to pay each element of compensation by showing how each element of compensation fulfills our four compensation objectives discussed above:

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term
Base Salary	X				X
Performance-Based Compensation	X	X	X	X	X
Other Bonus Compensation	X	X			X
Long-Term Equity Awards	X	X	X	X	X
Retirement Benefits	X				X

When making individual executive compensation decisions, the Compensation Committee considers such characteristics as the named executive officer’s leadership and management expertise, performance history, the complexity of the position and responsibilities, growth potential, term of service with the Company, reporting structure and internal parity considerations. The Compensation Committee also takes into account certain other market factors, such as the significance that our industry and geographic markets (particularly New York City, Los Angeles and London) play in the Company’s ability to attract and retain talent, among others. In determining the amount of total compensation, the Compensation Committee considers both currently paid compensation and the opportunity for future compensation, as well as the mix of cash and equity-based compensation.

The Compensation Committee annually reviews and analyzes the nature and amounts of all elements of each named executive officer’s total compensation package, both separately and in the aggregate, to ensure that total compensation is competitive within the marketplace, that each named executive officer’s compensation is linked to performance and that an appropriate balance is maintained in focusing different elements of compensation on both the short-term and long-term performance of the Company. The Compensation Committee also reviews the amount of each named executive officer’s equity interest in the Company. Any future compensation decisions by the Compensation Committee for the named executive officers are made in the context of this review.

Messrs. K.R. Murdoch, Chernin, J.R. Murdoch, DeVoe and Ailes have served the Company or its subsidiaries or affiliates for 57, 20, 13, 26 and 13 years, respectively. On June 30, 2009, Mr. Chernin left the Company upon the expiration of his employment agreement and concurrently resigned from his other executive and director positions within the Company and its subsidiaries. The depth of each of the named executive officer’s institutional knowledge, the breadth and continuity of their experience and their superior leadership talents have been instrumental and invaluable in making News Corporation one of the pre-eminent international media companies.

With the exception of Messrs. K. R. Murdoch and J.R. Murdoch, each of our named executive officers is party to a pre-existing negotiated employment agreement. (For a detailed description of Messrs. Chernin and DeVoe’s employment agreements, please see the section entitled “Employment Agreements,” and for a detailed description of Mr. Ailes’ employment agreement, please see the sections entitled “Employment Agreement for Roger Ailes” and “Employment Agreements.”) The level of compensation contractually agreed upon and/or approved by the Compensation Committee reflects, among other factors, the scope and nature of their individual responsibilities, past performance, internal pay parity considerations and retention considerations at the time those agreements were entered into. The compensation package of each of the named executive officers does not necessarily contain each of the elements of compensation mentioned above. Instead, the Compensation Committee creates a compensation package for each of the named executive officers that contains a mix of compensation elements that it believes best addresses his particular responsibilities and that will best achieve our overall compensation objectives.

Base Salary

The basic element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of a named executive officer’s annual cash compensation, and serves as a baseline measure of the named executive officer’s value to the Company and the foundation upon which the types and amounts of other elements of compensation for the named executive officer is based.

The respective employment agreements of Messrs. Chernin, DeVoe and Ailes provide for a specified or minimum base salary. At the time each of these employment agreements was entered into, the Compensation Committee established each named executive officer’s base salary in the context of the nature of the named executive officer’s particular position, the responsibilities associated with that position, length of service with the Company, their experience, expertise, knowledge and qualifications, market factors, retention factors, our CEO’s recommendation and the Company’s overall compensation philosophy.

The Compensation Committee reviews annually the base salary of each of the named executive officers, subject to the terms of any applicable employment agreements. Base salary may be adjusted if the Compensation

Committee determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives. The factors considered by the Compensation Committee when determining adjustments in base salary include: past performance; the assumption by the named executive officer of any additional responsibilities; retention considerations; market factors; internal parity considerations; and the CEO’s recommendation (with the exception of his own base salary). For purposes of parity between Messrs. K.R. Murdoch and Chernin, the Compensation Committee has made their base salaries equal since fiscal 2007.

There have been no base salary changes for the named executive officers since fiscal 2007, with the exception of Mr. J.R. Murdoch who re-joined the Company in fiscal 2008.

Performance-Based Compensation

The named executive officers have a direct influence on our operations and strategy. The Compensation Committee believes that a significant portion of a named executive officer’s total compensation opportunity should be “at risk” based upon the Company’s performance to foster a performance-driven, pay-for-performance culture that aligns our named executive officers’ interests with those of our stockholders and rewards the named executive officers for superior results.

In determining the performance criteria for performance-based compensation, the Compensation Committee uses performance measures that are based on objective operational results of the Company because it believes that the performance measures should be based on results that are within the control of the named executive officers, rather than a stock price that is also influenced by external market forces and that could potentially lead to an undesirable focus on short-term factors outside of the named executive officer’s control. Performance-based measures are chosen which the Compensation Committee believes will incentivize an executive to drive operating results in the short-term, as well as drive sustainable and profitable growth in order to create long-term value for our stockholders.

Beginning in fiscal 2005, the Compensation Committee adopted a methodology that bases Messrs. K.R. Murdoch, Chernin and DeVoe’s performance-based compensation on the Company’s year-over-year change in adjusted earnings per share (“EPS Bonus”). In February 2008, the Compensation Committee adopted the same methodology for Mr. J. R. Murdoch. In August 2009, the Compensation Committee determined to keep this methodology in effect through fiscal 2010. A metric based on earnings per share (“EPS”) was chosen as a performance metric because the Compensation Committee believes that EPS is a significant factor in how our stockholders and analysts evaluate the performance of both the Company and our management. In addition, the Compensation Committee believes EPS is a performance metric that aligns the interests of these named executive officers with those of our stockholders and that continued growth in EPS year-over-year will lead to long-term improvement in return on investment for our stockholders through an increase in the market value of our shares over time. Thus, for these named executive officers who have responsibility for our overall business operations and strategy, the Compensation Committee determined that basing their performance-based compensation, which can potentially be the most significant portion of the named executive officer’s total compensation, on growth in adjusted EPS is appropriate. This methodology involves the following calculation:

•	Determination of the prior fiscal year’s adjusted EPS;
•	Determination of the current fiscal year’s adjusted EPS; and
•	Calculating the percentage change in adjusted EPS.

Adjusted EPS is used because the Compensation Committee believes that it provides a better evaluation of the Company’s operating performance, as the adjustments take into account specific events that may distort the Company’s performance in a specific performance period. The adjustments made reflect the elimination of the net income effect of the following items:

•	Non-cash intangible asset impairment charges and write-downs on investments to realizable values;

•	Gains or losses on the sale or other disposition of businesses or investments;
•	Items classified as “extraordinary items”;
•	The impact of changes in accounting in the fiscal year of such change (with the intent being to measure adjusted EPS in each fiscal year on the same bases of accounting);
•	Costs of material business restructurings, reorganizations and relocations; and
•	Gains and losses from capital and debt issuances and retirements.

In this manner, executives are not unduly influenced in their decision making, because they will neither benefit nor be penalized as a result of certain unanticipated and uncontrollable events that may positively or negatively affect EPS in the short term.

The Compensation Committee determined a pre-established range of the percentage change in adjusted EPS calculation with corresponding EPS Bonus payment levels for each of Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe. Although this methodology is based upon adjusted EPS on an annual basis, the fact that this EPS Bonus framework has been in place for each of Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe over multiple years encourages them to look to the long-term performance of the Company. As discussed above, for purposes of parity, the EPS Bonus ranges are the same for each of Messrs. K.R. Murdoch and Chernin. Based on the percentage change in adjusted EPS calculation, in a particular fiscal year Messrs. K.R. Murdoch and Chernin could receive an EPS Bonus of between $0 and $25 million, Mr. J.R. Murdoch could receive an EPS Bonus of between $0 to $12.5 million and Mr. DeVoe could receive an EPS Bonus of between $0 million and $7 million. The annual EPS Bonuses are awarded following the Compensation Committee’s certification that the performance goals upon which these EPS Bonuses are based have been attained. For additional information on these ranges and the EPS Bonuses, see footnote (a) to the Grants of Plan-Based Awards Table below.

The Compensation Committee determined to pay Mr. K.R. Murdoch’s EPS Bonuses in cash in all fiscal years as he is a significant stockholder of the Company and in light of his long history with the Company, it believed that his interests were already significantly aligned with those of our stockholders and that it is unlikely that he will leave the Company during his working career. When the Compensation Committee first adopted the EPS Bonus program in fiscal 2005, it determined to pay each of the other named executive officers eligible to receive an EPS Bonus in a mix of cash and time-vested, cash-settled RSUs, with the RSUs serving as a retention tool and to further align the named executive officers’ interests with those of our stockholders. Any portion of the EPS Bonus paid in cash must be paid no later than ninety days after the applicable fiscal year end or within ten days after the Company’s earnings for the applicable fiscal year are publicly released. If any portion of the EPS Bonus is paid in cash-settled RSUs, the number of cash-settled RSUs awarded is determined by dividing the amount of any EPS Bonus allocated to cash-settled RSUs by the average of the closing price of our Class A Common Stock on the NASDAQ Stock Market for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid.

When the Compensation Committee initially adopted the EPS Bonus program in fiscal 2005 for Messrs. Chernin and DeVoe, the form of payment and vesting terms of the RSUs in each fiscal year were structured so that Messrs. Chernin and DeVoe would only receive the full value of the RSUs if they each remained with the Company through the term of their respective employment agreements. As set forth in their respective employment agreements, the fiscal 2009 EPS Bonuses for Messrs. Chernin and DeVoe were paid entirely in cash because fiscal 2009 was the last full year of the terms of each of their respective employment agreements. As Mr. J.R. Murdoch is not party to an employment agreement, the Compensation Committee determined to pay up to the first $3.5 million of his fiscal 2009 EPS Bonus in cash with any remainder being paid one-half in cash and one-half in time-vested, cash-settled RSUs, with the vesting terms of any RSUs awarded requiring that he remain with the company for an additional three years to receive the full value. The Compensation Committee structured these payments to Mr. J.R. Murdoch in order to balance its compensation objectives of rewarding performance and promoting retention.

Based upon the above calculation, the Compensation Committee determined that the adjusted EPS percentage increase from fiscal 2008 to fiscal 2009 was 0.87% and approved a fiscal 2009 EPS Bonus of $5.4 million for each of Messrs. K.R. Murdoch and Chernin, $2.7 million for Mr. J.R. Murdoch and $2.2 million for Mr. DeVoe. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The fiscal 2009 EPS Bonuses for these named executive officers were between 60-70% lower than those awarded to them in fiscal 2008 on an annualized basis due to the negative impact of global economic conditions on the Company’s fiscal 2009 financial performance.

Under the terms of his current employment agreement, Mr. Ailes has the opportunity to earn annual performance-based compensation based upon the financial performance of the FOX News Channel. Similar to the responsibility of Messrs. K.R. Murdoch, Chernin and DeVoe for the overall financial performance of the Company, Mr. Ailes is directly responsible for FOX News Channel’s operating results. Therefore, the Compensation Committee chose FOX News Channel’s earnings before interest, tax, depreciation and amortization (“EBITDA”) as the objective financial performance measure to determine Mr. Ailes’ performance-based compensation (the “FOX News Channel Bonus”). The amount that Mr. Ailes will receive for his FOX News Channel Bonus in any fiscal year during the term of his agreement, including fiscal 2009, is tied to a performance range of FOX News Channel’s EBITDA for that fiscal year. These ranges were approved and separately conveyed to Mr. Ailes by the Compensation Committee in fiscal 2009. The Compensation Committee established EBITDA ranges that were designed to reward Mr. Ailes for continuing the significant growth in FOX News Channel’s EBITDA. The Compensation Committee intended the threshold range to be challenging but achievable by FOX News Channel; however, the maximum payment level of the EBITDA range assumes FOX News Channel’s attainment of over 80% growth in EBITDA over the term of Mr. Ailes’ employment agreement, which it believed is an extremely high level of performance. Because of previous time-vested equity awards granted to Mr. Ailes, the Compensation Committee determined that Mr. Ailes’ interests were sufficiently aligned with stockholders in the long-term and that there was already a significant retention feature in Mr. Ailes’ total compensation package, and therefore determined to pay Mr. Ailes’ FOX News Channel Bonus in cash.

Pursuant to this arrangement, the Compensation Committee awarded Mr. Ailes a FOX News Channel Bonus of $5.5 million in cash, reflecting FOX News Channel’s performance in fiscal 2009 which was at the highest end of the EBITDA range. In addition, pursuant to the terms of his prior employment agreement, in October 2008, Mr. Ailes received 333,333 shares of our Class A Common Stock when the fair market value of the FOX Business Network reached two times its cost as determined pursuant to the terms of the employment agreement.

Other Bonus Compensation

In certain circumstances, the Compensation Committee believes that it is appropriate to award other bonus compensation to motivate and reward named executive officers.

As a part of the compensation arrangement approved by the Compensation Committee for Mr. J.R. Murdoch in February 2008, Mr. J.R. Murdoch is eligible to receive an annual bonus based on the performance of the Company’s European and Asian operations over which Mr. J.R. Murdoch has responsibility, with a target opportunity of 75% of his base salary and a maximum opportunity of 100% of his base salary. In consideration of Mr. J.R. Murdoch’s leadership in successfully reorganizing significant business units, reducing costs, increasing efficiencies and increasing market share at the Company’s European and Asian operations, the Compensation Committee determined to award Mr. J.R. Murdoch a fiscal 2009 bonus at 50% of his base salary. Accordingly, Mr. J.R. Murdoch received a bonus of approximately €1.2 million (approximately $1.6 million) in cash. See the “Bonus” column of the Summary Compensation Table below.

Under the terms of Mr. Ailes’ employment agreement, he receives a minimum annual bonus of $1 million in cash, which he received for fiscal 2009.

Long-Term Equity Awards

The purpose of granting long-term equity awards to the named executive officers is to further align their compensation with the long-term performance of the Company and directly link the named executive officers’ interests to those of the Company’s stockholders.

In August 2009, the Compensation Committee made discretionary awards of 420,997, 148,323 and 163,578 RSUs to Messrs. K.R. Murdoch, DeVoe and J.R. Murdoch, respectively, to recognize their fiscal 2009 performance and achievements and to serve as a retention incentive. Twenty-five percent of these RSUs vested on August 15, 2009, with the remaining balance vesting in three equal annual installments over the next three years. These RSU awards represent 50% of each of these named executive officer’s respective base salaries. In determining to grant these RSU bonuses, the Compensation Committee concluded that such awards were appropriate given that these named executive officers had successfully executed key business objectives during the year even in the face of an extremely challenging business and economic environment, continued to exhibit superior leadership and developed strategic initiatives that position the Company for increased profitability over the long-term.

In structuring equity awards to our named executive officers and determining the type and amounts of each award, we consider the impact the equity awards will have on our operating results, and we strive to achieve an appropriate balance between the impact on our financial operating results and our compensation objectives. Generally, awards under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) are made to the named executive officers once a year after the results for the prior fiscal year are finalized. Occasionally, the Compensation Committee will approve one-time equity grants for particular circumstances, such as upon hiring, promotion, contract renewal or certain discretionary performance-based achievements.

Retirement Benefits

Our defined-benefit pension plans serve as an important retention tool. In addition to a broad-based, tax-qualified pension plan, we also administer the News America Incorporated Supplemental Executive Retirement Plan, or SERP, in which certain executives who will earn more than $245,000 in calendar 2009 are eligible to participate. The SERP increases the retirement benefits of its participants above the amounts available under our broad-based plan, as limited by the Internal Revenue Code. Generally, the compensation limit for the SERP is capped at $345,000 for calendar 2009. As an additional retention incentive, each of the named executive officers participates in the Company’s Individual Supplemental Employee Retirement Agreement Plan (“ISERA”), which provides enhanced benefits to certain of the Company’s executives. The ISERA raises the compensation limit of the SERP to $2 million for fiscal 2009. The ISERA also provides enhanced retirement health benefits to the participating executives and their spouses. The SERP and the ISERA are non-qualified plans for tax purposes and are funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. For additional information on these arrangements and plans, please see the Pension Benefits Table and the Potential Payments Upon Termination Table, together with their accompanying footnotes, below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with the Company’s overall compensation philosophy. Perquisites constitute a very small percentage of each of the named executive officer’s total compensation package. Some perquisites are intended to serve a specific business need for the benefit of the Company; however, it is understood that some may be used for personal reasons as well.

For safety and security reasons, all of the named executive officers are required to use the Company aircraft for all travel. We also provide automobiles for certain of our named executive officers. In addition, pursuant to the terms of Mr. Ailes’ negotiated employment agreement, we provide him personal security services in connection with his business responsibilities. Also, Mr. Chernin was provided with supplemental executive life insurance and reimbursement for country club dues during the term of his employment. The perquisites received by each named executive officer in fiscal 2009, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Employment Agreement for Roger Ailes

The Company and Roger Ailes entered into the Amended and Restated Employment Agreement in November 2008, which replaced his then current employment agreement. The term of Mr. Ailes’ prior employment agreement was scheduled to expire in August 2010, and the new employment agreement extends through June 30, 2013. The new employment agreement increases the minimum annual bonus Mr. Ailes is entitled to receive from $1,000,000 to $1,250,000 for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013. As with his prior employment agreement, Mr. Ailes is also eligible to receive a FOX News Channel Bonus during the term of his new employment agreement. The FOX News Channel Bonus payable to Mr. Ailes in fiscal 2009 ranged from $0 to $5.5 million, with the high end of the range increasing each year up to $10 million in the final fiscal year of the new employment agreement. In addition, the new employment agreement provides that Mr. Ailes is entitled to: (i) receive 250,000 shares of the Company’s Class A Common Stock when the EBITDA of the FOX Business Network is equal or greater than breakeven and (ii) receive 350,000 shares of the Company’s Class A Common Stock when the EBITDA of FOX Business Network is equal to or greater than $100,000,000 (collectively, the “FOX Business Network Milestone Bonuses”). In addition, pursuant to the terms of the new employment agreement, Mr. Ailes became eligible to participate in the ISERA in fiscal 2009. The other terms of Mr. Ailes’ new employment agreement remain substantively the same as his prior agreement. (For a detailed description of Mr. Ailes’ employment agreement, please see the section entitled “Employment Agreements.”) The Compensation Committee approved the terms of Mr. Ailes’ new employment agreement based on its assessment of Mr. Ailes’ successful management of FOX News Channel, FOX Business Network, Fox Television Stations (“FTS”), Twentieth Television and Fox News.com, and the Company’s desire to provide incentives for him to remain at the Company for a period extending beyond the term of his prior employment agreement. The increased minimum annual bonus, the extension of the FOX News Channel Bonus through the term of the new employment agreement and the Fox Business Network Milestone Bonuses were provided in exchange for extending the term of his employment agreement with the Company and were arrived at through negotiation with Mr. Ailes.

Severance and Change in Control Arrangements

The employment agreements of Messrs. DeVoe and Ailes contain negotiated severance provisions that provide benefits to these named executive officers upon their separation from the Company, which are more fully described in the section entitled “Potential Payments Upon Termination” below. Neither of Messrs. DeVoe or Ailes’ respective employment agreements contains provisions relating to a change in control of the Company.

As noted above, Mr. Chernin’s employment agreement expired on June 30, 2009 and Mr. Chernin left the Company effective as of such date. On June 26, 2009, the Company and Mr. Chernin entered into a letter agreement (the “Letter Agreement”), which (i) clarifies and memorializes the timing and amounts of certain pension, deferred compensation and other benefits payments to be provided to Mr. Chernin pursuant to the terms of his employment agreement and (ii) provides that the Company and Mr. Chernin agree to certain motion picture and television production arrangements with Mr. Chernin in accordance with the terms of the post employment provision already set forth in Mr. Chernin’s employment agreement. These motion picture and television production arrangements provide the Company with a first look for proposed television programming and motion picture projects from Mr. Chernin for the next six years. For a detailed description of the Letter Agreement, please see the section entitled “Potential Payments Upon Termination.”

Recoupment of Previously Paid Named Executive Officer Performance-Based Compensation

In August 2007, the Board of Directors adopted a policy regarding the recoupment of performance-based compensation paid to the named executive officers in the event of certain financial restatements. Under the policy, the Company will require reimbursement, to the extent permitted by governing law and any employment arrangements, of the excess of any performance-based compensation paid to an executive officer where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; and
•	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the named executive officer’s performance-based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits to $1 million the U.S. federal tax deductibility of compensation (including stock options and RSUs) paid in one year to the named executive officers (other than, pursuant to Internal Revenue Service pronouncements, Mr. DeVoe, our Chief Financial Officer). The deductibility of non-qualified deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to this limitation. Performance based compensation (including compensation paid in stock options or RSUs) is also subject to an exception under Section 162(m), provided such compensation meets certain requirements, including stockholder approval.

The Compensation Committee strives to provide the named executive officers with a compensation package that will preserve the deductibility of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and this proxy statement.

THE COMPENSATION COMMITTEE:

Andrew S.B. Knight (Chairman)

Viet Dinh

Sir Roderick I. Eddington

Thomas J. Perkins

John L. Thornton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following non-executive directors: Andrew S.B. Knight (Chairman), Viet Dinh, Sir Roderick I. Eddington, Thomas J. Perkins and John L. Thornton, all of whom the Board has determined are independent in accordance with NASDAQ rules. There are no interlocking relationships as defined in the applicable SEC rules.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Year Ended June 30, 2009

The following table sets forth information with respect to total compensation for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007, respectively, for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, the “named executive officers”) who served in such capacity on June 30, 2009.

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)(e)	All Other Compensation (f)	Total
K. Rupert Murdoch	2009	$8,100,000		$-		$1,735,629	$-	$5,435,000	$4,237,000	$379,981	$19,887,610
Chairman and Chief Executive Officer	2008	$8,100,000		$-		$1,545,292	$-	$17,500,000	$-	$403,169	$27,548,461
	2007	$8,100,000		$-		$1,012,500	$-	$15,795,000	$6,872,000	$356,175	$32,135,675

Peter Chernin(g)	2009	$8,100,000	(h)	$-		$7,131,702	$-	$5,435,000	$1,373,188	$183,737	$22,223,627
Former President and Chief Operating Officer	2008	$8,100,000		$-		$10,243,171	$(1,245,396)	$11,250,000	$221,947	$232,259	$28,801,981
	2007	$8,100,000		$-		$12,902,837	$1,245,396	$10,397,500	$1,108,909	$230,936	$33,985,578

James R. Murdoch(i)	2009	$3,147,236		$1,573,618	(j)	$1,391,292	$-	$2,717,500	$167,000	$219,538	$9,216,184
Chairman and Chief Executive, Europe and Asia	2008	$1,895,200		$1,421,400		$1,648,381	$-	$3,572,917	$2,381,000	$54,175	$10,973,073

David F. DeVoe	2009	$2,853,750		$-		$1,863,373	$(14,687)	$2,174,000	$783,000	$165,128	$7,824,564
Senior Executive Vice President and Chief Financial Officer	2008	$2,853,750		$-		$2,994,999	$(576,982)	$4,250,000	$-	$212,603	$9,734,370
	2007	$2,853,750		$-		$3,230,640	$622,697	$4,079,500	$790,000	$153,313	$11,729,900

Roger Ailes	2009	$5,000,000		$1,000,000		$4,397,641	$-	$5,500,000	$7,553,000	$232,499	$23,683,140
Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television	2008	$5,000,000		$1,000,000		$9,165,588	$-	$4,500,000	$10,000	$228,251	$19,903,839
	2007	$5,000,000		$1,000,000		$1,627,662	$-	$3,000,000	$56,000	$210,951	$10,894,613

(a)	The amounts set forth in the Stock Awards column represent the value of RSU awards, including the value of the grant of shares of Class A Common Stock to Mr. Ailes in connection with FOX Business Network, recognized for financial statement reporting purposes for the applicable fiscal year, as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions.
(b)	The amounts set forth in the Option Awards column represent the fair value of cash-settled stock appreciation rights (“SARs”) recognized for financial statement reporting purposes. Negative amounts represent a decrease in value of the outstanding SARs during the fiscal year as the awards’ fair value decreased. The decrease in value recognized represents the compensation expense previously recognized in the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and previously reflected in the Summary Compensation Table.
(c)

The amounts set forth in the Non-Equity Incentive Plan Compensation column represent the fiscal 2009 EPS Bonus of Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe and Mr. Ailes’ fiscal 2009 FOX News Channel Bonus. For additional information regarding these bonuses, see “Compensation Discussion and Analysis—Performance-Based Compensation.”

(d)	The values reported are theoretical as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007. The change in pension value from year to year as reported in the Summary Compensation Table is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given fiscal year. The change in pension value is attributable to the following:

Named Executive Officer	Change in Pension Value From Fiscal 2008 to Fiscal 2009
	Pension Plan	Due to One Year Accrual	Due to Assumption Changes and Plan Amendments	Total
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	$249,000	$-	$249,000
	Individual Supplemental Executive Retirement Plan	3,988,000	-	3,988,000

				$4,237,000

Peter Chernin	Fox Pension Plan	$35,000	$-	$35,000
	News America Incorporated Employees’ Pension and Retirement Plan	60,000	-	60,000
	News America Incorporated Supplemental Executive Retirement Plan	17,000	-	17,000
	Individual Supplemental Executive Retirement Plan	1,016,000	-	1,016,000

				$1,128,000

James R. Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	$8,000	$-	$8,000
	News America Incorporated Supplemental Executive Retirement Plan	3,000	-	3,000
	Individual Supplemental Executive Retirement Plan	156,000	-	156,000

				$167,000

David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	$65,000	$-	$65,000
	News America Incorporated Supplemental Executive Retirement Plan	22,000	-	22,000
	Individual Supplemental Executive Retirement Plan	696,000	-	696,000

				$783,000

Roger Ailes	Fox Pension Plan	$(3,000)	$-	$(3,000)
	News America Incorporated Employees’ Pension and Retirement Plan	33,000	-	33,000
	News America Incorporated Supplemental Executive Retirement Plan	10,000		10,000
	Individual Supplemental Executive Retirement Plan	-	7,513,000	7,513,000

				$7,553,000

(e)	Mr. Chernin’s amount includes earned interest on deferred compensation in excess of 120% of the long-term applicable federal rate determined pursuant to the SEC rules in the amount of $245,188 for the fiscal year ended June 30, 2009. See footnote (g) to this table, “Employment Arrangements” and the Non-Qualified Deferred Compensation Table and accompanying footnotes below for additional information on Mr. Chernin’s deferred compensation arrangement.
(f)	All Other Compensation paid in the fiscal year ended June 30, 2009 is calculated based on the incremental cost to the Company and is comprised of the following:

	K. Rupert Murdoch	Peter Chernin	James R. Murdoch	David F. DeVoe	Roger Ailes(1)
Perquisites
Personal Use of Corporate Aircraft	$358,712	$122,850	$219,538	$130,133	$-
Personal Use of Corporate Car/Car Allowance	12,694	35,037	-	26,420	169,430
Personal Security	-	-	-	-	54,494
Country Club Dues	-	17,275	-	-	-
Company Contributions to 401(k) Plan	8,575	8,575	-	8,575	8,575

Total	$379,981	$183,737	$219,538	$165,128	$232,499

(1)	The Company provides security services to Mr. Ailes in connection with his business responsibilities. Although included in the amount of Mr. Ailes’ All Other Compensation, the Company considers the cost of the personal security to be a business expense and not a personal benefit to Mr. Ailes.

(g)	Mr. Chernin left the Company upon the expiration of his employment agreement on June 30, 2009.
(h)	Pursuant to the terms of Mr. Chernin’s employment agreement, he participated in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary of $8.1 million was deferred by the Company on a monthly basis into a deferred compensation account, maintained in a grantor trust. For additional information regarding this arrangement, see “Employment Arrangements” and the Non-Qualified Deferred Compensation Table and accompanying footnotes below.
(i)	Mr. J.R. Murdoch’s base salary and the portion of his bonus related to the performance of the operating divisions over which Mr. J.R. Murdoch has responsibility were paid in Euros. The U.S. dollar amounts presented are based on an average exchange rate of €1 to US$1.37 on June 26, 2009.
(j)	The amounts set forth in the Bonus column represent Mr. J.R. Murdoch’s divisional operating bonus for fiscal 2009.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2009

The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended June 30, 2009.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(a)					All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target		Maximum
K. Rupert Murdoch		$-		(a)	$25,000,000		n/a	n/a
	08/05/2008(b)					282,821	n/a	n/a	$4,049,997

Peter Chernin		$-		(a)	$25,000,000
	08/05/2008(b)					282,821	n/a	n/a	$4,049,997
	08/05/2008(c)					436,452	n/a	n/a	$6,249,993
	10/15/2008(d)					4,947	n/a	n/a	$42,297
	04/15/2009(d)					5,658	n/a	n/a	$42,605

James R. Murdoch		$-		(a)	$12,500,000		n/a	n/a
	08/05/2008(b)					66,173	n/a	n/a	$947,597
	08/05/2008(c)					106,930	n/a	n/a	$1,531,238
	10/15/2008(d)					750	n/a	n/a	$6,413
	04/15/2009(d)					858	n/a	n/a	$6,461

David F. DeVoe		$-		(a)	$7,000,000
	08/05/2008(b)					99,642	n/a	n/a	$1,426,873
	08/05/2008(c)					87,290	n/a	n/a	$1,249,993
	10/15/2008(d)					988	n/a	n/a	$8,447
	04/15/2009(d)					1,130	n/a	n/a	$8,509

Roger Ailes		$-		(e)	$5,500,000
	10/27/2008(f)					333,333	n/a	n/a	$2,823,331

(a)	Amounts represent potential EPS Bonus for the fiscal year. Final EPS Bonus payouts are based on the following schedule, and as such, there are not specific targets identified. The EPS Bonus amount is determined proportionately within the corresponding year-on-year adjusted EPS percentage change range. For further discussion on the EPS Bonus, see “Compensation Discussion and Analysis— Performance-Based Compensation” above. For the portion of the respective named executive officer’s fiscal 2009 EPS Bonus paid in cash, see the “Non-Equity Incentive Compensation” column of the Summary Compensation table above.

Year-on-Year Adjusted EPS % Change		Messrs. K.R. Murdoch and Chernin EPS Bonus Amount		Mr. J.R. Murdoch EPS Bonus Amount		Mr. DeVoe EPS Bonus Amount
Low	High	Low	High	Low	High	Low	High
< 25.00%	- 25.00%	$-	$-	$-	$-	$-	$-
- 25.00%	- 12.50%	$-	$4,000,000	$-	$2,000,000	$-	$2,000,000
- 12.50%	0.00%	$4,000,000	$5,000,000	$2,000,000	$2,500,000	$2,000,000	$2,000,000
0.00%	10.00%	$5,000,000	$10,000,000	$2,500,000	$5,000,000	$2,000,000	$4,000,000
10.00%	20.00%	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$4,000,000	$5,000,000
20.00%	30.00%	$15,000,000	$20,000,000	$7,500,000	$10,000,000	$5,000,000	$6,000,000
30.00%	40.00%	$20,000,000	$25,000,000	$10,000,000	$12,500,000	$6,000,000	$7,000,000
40.00%	> 40.00%	$25,000,000	$25,000,000	$12,500,000	$12,500,000	$7,000,000	$7,000,000

(b)	Represents the fiscal 2008 cash-settled RSU awards made under the LTIP, which were granted in fiscal 2009. These awards vest in four equal annual installments beginning on August 15, 2008.
(c)	Represents the portion of the fiscal 2008 EPS Bonus paid in cash-settled RSUs, which were granted in fiscal 2009. These awards vested on June 30, 2009. These unvested cash-settled RSU awards are eligible to receive dividend payments when and on the same basis as dividends declared and paid on the Class A Common Stock. For a discussion of the fiscal 2009 EPS Bonuses, including the portion paid in cash-settled RSUs, see “Compensation Discussion and Analysis—Performance-Based Compensation” above.
(d)	Represents cash-settled RSUs issued in satisfaction of dividends payable on the non-vested RSUs awarded for the applicable EPS Bonuses, which vested on June 30, 2009.

(e)	Represents Mr. Ailes’ fiscal 2009 FOX News Channel Bonus. For further discussion on the FOX News Channel Bonus, see “Compensation Discussion and Analysis—Performance-Based Compensation” above.
(f)	Represents grant of shares of Class A Common Stock to Mr. Ailes in connection with FOX Business Network. For further discussion on this award, see “Compensation Discussion and Analysis—Performance-Based Compensation” above.

Employment Agreements

Summary of K. Rupert Murdoch’s Letter Agreement

On July 28, 2005, the Company entered into a letter agreement with Mr. K.R. Murdoch establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, 2007, 2008 and 2009 to be awarded under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, please see “Compensation Discussion and Analysis—Performance-Based Compensation” above.

Summary of Peter Chernin’s Employment Agreement

The Company entered into an Amended and Restated Employment Agreement with Mr. Peter Chernin, the Company’s former President and Chief Operating Officer, which became effective August 1, 2004 and expired on June 30, 2009. The Company and Mr. Chernin subsequently agreed to amend the employment agreement on August 10, 2005, September 8, 2005, August 8, 2006 and December 16, 2008. Mr. Chernin resigned as the Company’s President and Chief Operating Officer, as well as a member of the Company’s Board of Directors, effective as of June 30, 2009.

Mr. Chernin’s employment agreement provided that he receive a base salary of not less than $3,800,000 per year. Mr. Chernin was also eligible to receive an annual bonus based on the Company’s achievement of financial performance targets. For the fiscal years ended June 30, 2005 and 2006, the terms of Mr. Chernin’s annual bonus were set forth in his employment agreement. For the fiscal years ended June 30, 2007, 2008 and 2009, the Compensation Committee determined annual bonus criteria for Mr. Chernin granted pursuant to the LTIP, which compensation was paid pursuant to the terms of Mr. Chernin’s employment agreement. After the Compensation Committee certified that the performance criteria had been met, Mr. Chernin’s bonus was determined by calculating the percentage change in Adjusted Earnings Per Share (as defined in the employment agreement and “Compensation Discussion and Analysis—Performance-Based Compensation” above) of the Company for the fiscal year then ended and then determining the EPS Bonus payable based on the EPS Bonus guidelines set forth in the employment agreement (see footnote (a) to the Grants of Plan-Based Awards Table below).

Pursuant to Mr. Chernin’s employment agreement, the first $5 million of his annual EPS Bonus was payable in cash and the remaining balance was payable one-half in cash and the other half in RSUs (paid in two equal annual installments for the fiscal year ended June 30, 2007 and one annual installment for the fiscal year ended June 30, 2008). The RSUs may be paid, at the Company’s discretion, in shares of Class A Common Stock or in cash equal to the value of the shares of Class A Common Stock subject to such RSUs. The number of RSUs to be delivered is equal to the applicable value divided by the average closing price of the Class A Common Stock for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid. Any bonus earned for the period ending June 30, 2009 was paid solely in cash.

Pursuant to Mr. Chernin’s employment agreement, in August 2004, Mr. Chernin received a grant of stock appreciation rights on 500,000 shares of Class A Common Stock which vested as to 25% on each anniversary date after the date of grant. In addition, Mr. Chernin was also eligible to receive grants of annual equity-based awards in the form of stock, stock options or other stock-related grants in amounts equal to and on terms at least as favorable as grants made to other Company executives. Mr. Chernin was eligible to participate in the Company’s pension and welfare plans that are applicable to the Company’s senior executives, which generally include retirement plans, SERP, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plans and any plan or program providing fringe benefits or perquisites to the Company’s executive officers. Pursuant to the terms of his employment agreement, the Company also paid premiums under

Mr. Chernin’s existing variable universal life insurance policies with a death benefit of $5 million. Mr. Chernin was also entitled to reimbursement, in accordance with the policies of the Company, for travel and other expenses incurred in his performance of the Company’s business, including, to the extent available, use of the Company airplane for business travel.

In addition to these pension and welfare benefits, from August 1, 2004 through November 15, 2004, Mr. Chernin was entitled to monthly Company contributions of $41,667 to a pension account (the “Deferred Pension Account”), which earned a guaranteed annual rate of return and, commencing on August 1, 2004, a savings account with monthly Company contributions of his base salary equal to $358,334. Both the Deferred Pension account and savings account were to be fully vested at all times. The funds in the Deferred Savings Account were maintained in a grantor trust (the “Grantor Trust”). Mr. Chernin directed the investment of the assets in the Grantor Trust and their value fluctuated in accordance with the investment performance. The assets in the Grantor Trust were unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. The Deferred Pension Account and the savings account will be paid in cash in a lump sum to Mr. Chernin on the date that is six months following Mr. Chernin’s separation from service (or the earliest date as is permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For additional information on this deferred compensation arrangement, see the Non-Qualified Deferred Compensation Table and accompanying footnotes below.

Mr. Chernin’s employment agreement also provided that during the term of the employment agreement and for one year thereafter, Mr. Chernin may not induce any employee of the Company or its affiliates to leave his or her employment or to provide services for any other person or entity.

Summary of David F. DeVoe’s Employment Agreement

On March 8, 2005, the Company entered into an employment agreement with Mr. David F. DeVoe, the Company’s Senior Executive Vice President and Chief Financial Officer, effective as of November 15, 2004 and amended December 16, 2008, that expires on November 14, 2009. Under his employment agreement, Mr. DeVoe will serve as Senior Executive Vice President and Chief Financial Officer of the Company, as well as Senior Executive Vice President and Chief Financial Officer of both News America Incorporated (“NAI”) and Fox Entertainment Group, Inc. (“FEG”), each wholly-owned subsidiaries of the Company. Mr. DeVoe will also serve as a Director on the Boards of Directors of the Company, NAI and FEG.

Pursuant to the terms of his employment agreement, Mr. DeVoe is to receive a base salary at an annual rate of not less than $2,503,750 and is eligible to receive an annual bonus. Mr. DeVoe is entitled to participate in incentive or benefit plans or arrangements in effect or to be adopted by the Company applicable to senior executives of the Company, NAI or FEG, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any profit sharing, pension, group medical, dental disability and life insurance or other similar benefits plan (collectively, the “Benefits”). In addition, Mr. DeVoe is to be provided with the use of an automobile, and the Company will pay for the insurance, maintenance, fuel and telephone for such automobile.

On July 28, 2005, the Company entered into a letter agreement with Mr. DeVoe establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, 2007, 2008 and 2009 to be made under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, see “Compensation Discussion and Analysis—Performance-Based Compensation” above.

In addition, on July 31, 2009, the Company entered into a letter agreement with Mr. DeVoe to reflect the Company and Mr. DeVoe’s understanding that for purposes of Section 5 of Mr. DeVoe’s employment agreement, he was not entitled to an award of RSUs for fiscal 2009 based upon the achievement of pre-determined business unit performance targets by any non-named executive officer executives of the Company.

Mr. DeVoe’s employment agreement provides for certain payments and benefits upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payments Upon Termination” below.

Summary of Roger Ailes’ Employment Agreement

In November 2008, the Company and Roger Ailes entered into the Amended and Restated Employment Agreement. The term of this employment agreement is from November 20, 2008 to June 30, 2013. Under the terms of the Agreement, Mr. Ailes will serve as Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network, Chairman of FTS and Twentieth Television, and Editor-in-Chief of Fox News.com.

Pursuant to the terms of his employment agreement, Mr. Ailes is to receive a base salary at an annual rate of $5,000,000 and annual bonus of at least $1,000,000 for the fiscal years ending June 30, 2009 and June 30, 2010 and $1,250,000 for the fiscal years ending June 30, 2011, June 30, 2012 and June 30, 2013. Mr. Ailes is also eligible to receive an annual FOX News Channel Bonus. The FOX News Channel Bonus payable to Mr. Ailes in fiscal 2009 ranged from $0 to $5.5 million, with the high end of the range increasing each year up to $10 million in the final fiscal year of his employment agreement.

In addition, pursuant to the terms of the employment agreement, Mr. Ailes is entitled to receive Bonus Stock upon the occurrence of each of the following events: (i) 250,000 shares when the EBITDA of the FOX Business Network is equal to or greater than breakeven and (ii) 350,000 shares when the EBITDA of the FOX Business Network is equal to or greater than $100,000,000.

Mr. Ailes’ employment agreement also provides that he is entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company. In addition, Mr. Ailes is entitled to participate in, and the Company will pay for, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that is applicable to the highest level of senior executives of the Company during his lifetime. Upon Mr. Ailes’ death, Mr. Ailes’ surviving spouse and eligible dependents will continue to be provided with Company health and welfare benefits under the same terms and conditions as are applicable to the highest level of senior executives of the Company.

The employment agreement provides Mr. Ailes with the use of an automobile and driver, use of the Company jet or charter jet for business travel and security services for Mr. Ailes and his family.

Mr. Ailes’ employment agreement also provides for certain payments and benefits upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payments Upon Termination” below.

Outstanding Equity Awards at June 30, 2009

The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at June 30, 2009, which included vested stock options, vested SARs and unvested RSUs.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(a)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(b)	Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
K. Rupert Murdoch							305,261	$2,777,875	n/a	n/a
	11/15/1999	12,000,000	-	-	$35.48	11/15/2009

Peter Chernin							1,238,611	$11,271,360	n/a	n/a
	11/15/1999	2,500,000	-	-	$17.74	11/15/2009
	05/01/2000	3,000,000	-	-	$28.63	05/01/2010
	08/01/2000	500,000	-	-	$29.27	08/01/2010
	08/30/2001	500,000	-	-	$22.63	08/30/2011
	08/14/2002	500,000	-	-	$12.93	08/14/2012
	08/11/2003	500,000	-	-	$15.95	08/11/2013
	08/11/2004	500,000	-	-	$15.20	08/11/2014

James R. Murdoch							424,833	$3,865,980	n/a	n/a
	08/01/2000	250,000	-	-	$29.27	08/01/2010
	08/30/2001	80,000	-	-	$22.63	08/30/2011

David F. DeVoe							314,460	$2,861,586	n/a	n/a
	05/01/2000	500,000	-	-	$28.63	05/01/2010
	08/01/2000	120,000	-	-	$29.27	08/01/2010
	08/30/2001	130,000	-	-	$22.63	08/30/2011
	08/11/2004	62,500	-	-	$15.20	08/11/2014

Roger Ailes							167,080	$1,520,428	n/a	n/a
	09/06/1999	100,000	-	-	$16.87	09/06/2009
	08/01/2000	125,000	-	-	$29.27	08/01/2010
	12/03/2001	150,000	-	-	$20.24	12/03/2011
	08/14/2002	175,000	-	-	$12.93	08/14/2012
	08/11/2003	175,000	-	-	$15.95	08/11/2013

(a)

The exercise prices of all stock options and SARs issued prior to fiscal 2005 are denominated in Australian dollars. The U.S. dollar exercise price included in the above table is based on the exchange rate of A$1 to US$0.81 on June 26, 2009 and is subject to change as the exchange rate between the Australian dollar and the U.S. dollar fluctuates.

(b)	Represents unvested RSUs, which vest as follows:

Vesting Date	K. Rupert Murdoch	Peter Chernin	James R. Murdoch	David F. DeVoe	Roger Ailes
06/30/2009	-	715,850	36,180	143,163	-
08/15/2009	117,278	334,778	16,543	105,069	100,414
01/01/2010	-	-	133,333	-	-
06/30/2010	-	-	36,179	-	-
08/15/2010	117,278	117,278	16,543	41,318	66,666
01/01/2011	-	-	133,333	-	-
06/30/2011	-	-	36,179	-	-
08/15/2011	70,705	70,705	16,543	24,910	-

(c)	Calculated using closing price of the Class A Common Stock as reported on NASDAQ on June 26, 2009 of $9.10.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2009

The following table sets forth information with respect to the exercise of stock options and vesting of RSUs for each of the named executive officers during the fiscal year ended June 30, 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
K. Rupert Murdoch	-	$-	117,279	$1,633,696
Peter Chernin	-	$-	747,107	$10,864,885
James R. Murdoch	-	$-	149,878	$1,442,464
David F. DeVoe	-	$-	187,535	$2,703,900
Roger Ailes	-	$-	433,748	$4,222,111

Pension Benefits at June 30, 2009

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	57	$3,430,000	$499,895
	Individual Supplemental Executive Retirement Plan	57	53,080,000	-

			$56,510,000
Peter Chernin	Fox Pension Plan	8	$257,000	$-
	News America Incorporated Employees’ Pension and Retirement Plan	20	306,000	-
	News America Incorporated Supplemental Executive Retirement Plan	20	216,000	-
	Individual Supplemental Executive Retirement Plan	20	11,372,000	-

			$12,151,000
James R. Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	9	$44,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	9	25,000	-
	Individual Supplemental Executive Retirement Plan	13	2,541,000	-

			$2,610,000
David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	26	$771,000	$-
	News America Incorporated Supplemental Executive Retirement Plan	26	387,000	-
	Individual Supplemental Executive Retirement Plan	26	12,927,000	-

			$14,085,000

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Roger Ailes	Fox Pension Plan	5	$109,000	$-
	News America Incorporated Employees’ Pension and Retirement Plan	13	276,000	-
	News America Incorporated Supplemental Executive Retirement Plan	13	193,000	-
	Individual Supplemental Executive Retirement Plan	13	7,513,000	-

			$8,091,000

Description of Pension Benefits

The Company sponsors the News America Incorporated Employees’ Pension and Retirement Plan (the “Qualified Pension Plan”) which provides retirement benefits to each of the named executive officers and employees of certain U.S. subsidiaries. The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan for employees hired before January 1, 2008. Participation in the Qualified Pension Plan begins on January 1 or July 1 following the later of the date on which an eligible employee attains age 21 or completes one full year of service. Under the Qualified Pension Plan, participants become fully vested in their accrued benefit upon completion of five full years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age for service after June 30, 1989 is equal to 1% of monthly compensation times years of service, plus 0.6% of average monthly compensation in excess of average covered compensation times years of service limited to 35 years (includes service prior to June 30, 1989 for limiting service). For service prior to June 30, 1989, the accrued benefit is the accrued benefit calculated under the prior plan formula and adjusted for increase in average compensation. Average compensation is generally compensation reported on the participant’s W-2 form, plus 401(k) plan or Section 125 deferrals, but does not include non-cash bonuses for any 60 consecutive months during the participant’s last 120 months of service. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

In addition to the Qualified Pension Plan, the Company maintains the News America Incorporated Supplemental Executive Retirement Plan (the “SERP”), which provide benefits to employees who are participants in the Qualified Pension Plan but whose annual compensation exceeds the compensation limit of the Qualified Pension Plan ($245,000 in 2009). With the exception of Mr. K.R. Murdoch, each of the named executive officers participates in the SERP. The compensation limit for the SERP is capped at $100,000 in excess of the Qualified Pension Limit ($345,000 in 2009). The benefits of the SERP are calculated using the same formula as the Qualified Pension Plan. The SERP is a non-qualified plan for tax purposes and is funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency.

Each of the named executive officers also participate in the Company’s Individual Supplemental Employee Retirement Agreement Plan (the “ISERA”), which provides enhanced benefits to a select group of the Company’s top executives. The ISERA raises the compensation limit of the SERP to $2 million for fiscal 2009. The benefit provided under the ISERA is unreduced for early retirement beginning at age 55 and is paid as 100% joint and surviving spouse annuities. This benefit is indexed annually at retirement to account for inflation. Messrs. Chernin, DeVoe and Ailes are currently eligible for early retirement with unreduced benefits under the ISERA. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses. The ISERA is a non-qualified plan for tax purposes and is funded using a grantor trust. The assets in the grantor trust are unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency.

Messrs. Chernin and Ailes have accrued benefits under the Fox Pension Plan. They accrued benefits under the Fox Pension Plan prior to participating under the Qualified Pension Plan. The Qualified Pension Plan counts their service under the Fox Pension Plan. However, the benefit payable from the Qualified Pension Plan is reduced by their accrued benefit under the Fox Pension Plan. Similar to the Qualified Pension Plan, the Fox Pension Plan is a broad-based, tax-qualified, defined benefit plan that provides retirement benefits to employees hired before January 1, 2008 of certain U.S. subsidiaries of the Company. Under the Fox Pension Plan, participants become fully vested in their accrued benefit upon completion of five years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. Participants retiring after age 55 with five years of service can receive an unreduced benefit at age 62. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Fox Pension Plan at normal retirement age is equal to 1.2% of the final average compensation times years of service, plus 0.4% of final average compensation in excess of average wage base times years of service. Final average compensation is the highest base salary plus commission during the five calendar years in the ten most recent calendar years divided by the lesser of 60 or the participant’s months of credited service. The Company pays the entire cost of the benefits provided under the Fox Pension Plan. Eligible compensation for purposes of the Fox Pension Plan is limited by federal law.

The material assumptions, except for assumed retirement age, used to quantify the present value of accumulated benefits for each named executive officer in the table above are set forth in Note 17 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including the discount rate of 7% and mortality assumption of RP 2000 projected to 2015. The assumed retirement age for Messrs. K.R. Murdoch, Chernin, DeVoe and Ailes is current age as they are currently entitled to unreduced pension benefits under the ISERA. For Mr. J.R. Murdoch, the assumed retirement age is 55, the age he is entitled to receive unreduced benefits from the ISERA.

In connection with the expiration of Mr. Chernin’s employment agreement and his separation from the Company on June 30, 2009, the accrued benefit payable to Mr. Chernin under each of the above plans will be paid in accordance with the terms of the respective plan and Section 409A. As the Qualified Pension Plan and the Fox Pension Plan are qualified pension plans, Mr. Chernin can commence receiving his accrued benefit in the form of a monthly annuity any time on or after July 1, 2009, but no later than age 65. If Mr. Chernin begins receiving this annuity before age 65, the benefit will be reduced in accordance with the respective plan’s terms for early commencement. For additional information on the SERP and ISERA payments, see “Potential Payments Upon Termination.”

Non-Qualified Deferred Compensation for Fiscal Year Ended June 30, 2009

The following table sets forth information with respect to non-qualified deferred compensation for Mr. Chernin, the only named executive officers with deferred compensation for the fiscal year ended June 30, 2009.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
K. Rupert Murdoch	n/a	n/a	n/a	n/a	n/a
Peter Chernin(a)	$4,300,008	$-	$(1,174,429)	$-	$30,096,487
James R. Murdoch	n/a	n/a	n/a	n/a	n/a
David F. DeVoe	n/a	n/a	n/a	n/a	n/a
Roger Ailes	n/a	n/a	n/a	n/a	n/a

(a)

Pursuant to the negotiated terms of Mr. Chernin’s employment agreement, he participated in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary was deferred into a savings account, the entire amount of which is included in the fiscal 2009 Salary column of the above Summary Compensation Table. Pursuant to the non-qualified deferred compensation arrangement, the Company contributed a portion of Mr. Chernin’s base salary to a deferred compensation account maintained in the Grantor Trust. Mr. Chernin decided how these funds were invested and the value of his account fluctuated in accordance with the investment performance. The assets in the Grantor Trust were unsecured funds of the Company and could be used to satisfy the Company’s obligations in the event of the Company’s bankruptcy or insolvency. For additional information on this arrangement, see “Employment Arrangements” above. Of the amount set forth in the Aggregate Earnings in Last Fiscal Year column, $245,188 is included in the fiscal 2009 Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above. Of the amount set forth in the Aggregate Balance at Last Fiscal Year-End column, $13,568,045 was previously disclosed in the Summary Compensation Table for Mr. Chernin with respect to fiscals 2007 and 2008. In connection with the expiration of Mr. Chernin employment agreement and his separation from the Company on June 30, 2009, the accrued balance of Mr. Chernin’s Deferred Pension Account of $9,808,232 was paid on July 1, 2009. For additional information on the payment the deferred compensation accounts in connection with Mr. Chernin’s departure from the Company, see “Potential Payments Upon Termination.”

Potential Payments Upon Termination

Peter Chernin

As discussed above, Mr. Chernin’s employment agreement expired on June 30, 2009 and Mr. Chernin concurrently resigned from his other executive and director positions within the Company and its subsidiaries. In connection with his departure, on June 26, 2009, the Company and Mr. Chernin entered into the Letter Agreement, which clarifies and memorializes the timing and amounts of certain pension, deferred compensation and other benefit payments to be provided to Mr. Chernin pursuant to the terms of his employment agreement. In accordance with the terms of the Letter Agreement, upon his separation from the Company, Mr. Chernin is entitled to (i) receive a lump-sum distribution of the previously earned and accrued balance of his deferred compensation account of approximately $20.3 million, subject to investment returns, on December 31, 2009; (ii) receive a lump-sum distribution of the previously earned and accrued balance under the ISERA of approximately $11,372,000, subject to final adjustments, on December 31, 2009; (iii) receive monthly annuities of the previously earned and accrued balance under the Fox Pension Plan, the Qualified Pension Plan and the SERP of approximately $4,800 per month beginning July 1, 2009; and (iv) continue to receive health and welfare benefits for him and his spouse during their respective lifetimes (an assumed aggregate value of approximately $815,000). In accordance with Section 409A, the SERP payments are subject to a six-month delay and, therefore, the first six monthly payments will be paid as a single lump-sum, with interest, on December 31, 2009. The payments under the Fox Pension Plan and the Qualified Pension Plan can be deferred to age 65 at Mr. Chernin’s election. The Letter Agreement also provides that the Company and Mr. Chernin agree to certain motion picture and television production arrangements in accordance with the terms of the post employment provision set forth in his employment agreement. These motion picture and television production arrangements provide the Company with a first look for proposed television programming and motion picture projects from Mr. Chernin for the next six years. The specific terms and conditions of the film and production arrangements will continue to be negotiated and agreed by the Company and Mr. Chernin from time to time. The Letter Agreement provides that the production arrangements, including any benefits provided to Mr. Chernin during the term of the production arrangements, will terminate at the earlier of (i) July 1, 2015 or (ii) the date on which Mr. Chernin becomes a full-time employee of another company that is engaged in, and derives more than 10% of its revenue from, film or television production.

The Letter Agreement also provides that, during the term of the production arrangements, any equity awards Mr. Chernin received during his employment with the Company will continue to vest or be paid out on their original schedule. On each July 31 during the term of the production arrangements and on the first July 31 that occurs after the expiration of the term of the production arrangements, the Company will pay Mr. Chernin a cash amount, if any, equal to the incremental additional benefit accrual under the Fox Pension Plan, the Qualified Pension Plan, the SERP, the ISERA and the 401(k) plan that Mr. Chernin would have earned during the preceding calendar year if he had continued to participate in such plans during the portion of such year that he provided services to the Company under the production arrangements (an assumed aggregate value of less than $100,000). Mr. Chernin will also have the right to the use of a corporate jet for 50 hours per year (an assumed aggregate value of approximately $1.7 million), a corporate car (an assumed aggregate value of approximately $210,000), a screening room (an assumed aggregate value of approximately $168,000) and personal secretarial services (an assumed aggregate value of approximately $1,050,000). Mr. Chernin will also have the right to reimbursement for reasonable legal fees incurred in connection with the negotiation of the Letter Agreement.

As discussed under “Employment Arrangements” above, the employment agreements of each of Messrs. DeVoe and Ailes provide for certain payments and benefits upon Messrs. DeVoe and Ailes’ respective named executive officer’s separation from the Company. These provisions are summarized below.

David F. DeVoe

Pursuant to his employment agreement, during any period that Mr. DeVoe fails to perform his duties as a result of disability, the Company will continue to pay Mr. DeVoe his full base salary, a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe and the Benefits or payments on account of the Benefits until Mr. DeVoe returns to his duties or until Mr. DeVoe’s employment is terminated.

If Mr. DeVoe’s employment agreement is terminated by reason of his death, the Company will pay directly to his surviving spouse or legal representative of his estate, (i) for a period of one year (commencing with the date of termination) (a) an amount equal to and payable at the same rate as his then current base salary, (b) a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe, and (c) the Benefits or payments on account of the Benefits, and (ii) any payment Mr. DeVoe’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to Mr. DeVoe or maintained by the Company.

If Mr. DeVoe’s employment is terminated for cause (as defined in his employment agreement), Mr. DeVoe will be entitled to receive his full base salary, a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe and the Benefits or payment on account of the Benefits through the date of termination from employment.

If Mr. DeVoe’s employment is terminated other than for disability, death or cause, or if Mr. DeVoe terminates his employment due to (i) a breach of the employment agreement by the Company, or (ii) the requirement that Mr. DeVoe be based outside the New York metropolitan area, Mr. DeVoe will be entitled to receive the compensation and other payments and Benefits through the remaining term of his employment agreement and in the same manner as though he continued to be employed under the terms of his employment agreement, including a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe. In addition, the employment agreement provides that Mr. DeVoe will not be required to seek or accept other employment for the term of his employment agreement and any amounts earned from any other employment for the term of his employment agreement will not reduce or otherwise affect the payments due to Mr. DeVoe.

The employment agreement provides that, if, in the future, the Company, NAI or FEG enters into agreements with their senior executives for the purpose of providing such executives with severance benefits in the event of a change of control of the Company, NAI or FEG, then the Company, NAI or FEG will enter into an agreement with Mr. DeVoe which affords him comparable benefits. To date, none of the Company, NAI or FEG has entered into such agreements.

Roger Ailes

Pursuant to his employment agreement, if Mr. Ailes’ employment is terminated by reason of his death, his estate or beneficiaries will be entitled to:

•	his base salary through the date of death;
•	the full minimum annual bonus for the fiscal year in which his death occurs and one-half of the minimum annual bonus for the next fiscal year;
•	exercise any stock options, including any unvested stock options which will immediately vest as of the date of death, for a period of 12 months following the date of death;
•	payment of any unvested RSUs and Bonus Stock (as described in “Compensation Discussion and Analysis—Performance-Based Compensation” above); and
•	any other or additional benefits, including SERP and ISERA payments, in accordance with applicable plans or programs of the Company.

If Mr. Ailes’ employment is terminated by reason of his disability, he will be entitled to;

•	his base salary through the one year anniversary of the date of termination;
•	the full minimum annual bonus for the fiscal year in which termination occurs and one-half of the minimum annual bonus for the next fiscal year;
•	the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of termination, for a period of 12 months following the date of termination;
•	payment of any unvested RSUs and Bonus Stock;
•

continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination in accordance with the terms of such plans; and

•	any other or additional benefits, including SERP and ISERA payments, in accordance with applicable plans and programs of the Company.

If Mr. Ailes’ employment is terminated for cause (as defined in his employment agreement), Mr. Ailes will be entitled to:

•	his base salary through the date of termination; and
•	any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes’ resigns for good reason (as defined in his employment agreement) or if Mr. Ailes’ employment is terminated other than for death, disability or cause, he will be entitled to:

•	his base salary plus the applicable minimum annual bonus for the period from the date of termination to the end of the original term of the employment agreement (discounted 8% per annum);
•	a payment equal to one-half of each of the high end target FOX News Channel Bonus payments for the period from the date of termination to the end of the original term of the employment agreement;
•	the right to exercise any stock options, including any unvested stock options which will immediately vest as of the date of termination, for a period of 12 months following the date of termination;
•	payment of any unvested RSUs and Bonus Stock; and
•	SERP and ISERA payments in accordance with the terms of those plans.

Quantification of Payments.  The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2008. The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary or annual bonus earned to date, or payments or benefits generally available to all salaried employees of the Company.

The amounts presented in the below table are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2009 noted in the Pension Benefits Table above.

Name	Type of Termination
	Death	Disability	Retirement	By Company for Cause	By Company without Cause	By Executive with Good Reason	By Executive without Good Reason
K. Rupert Murdoch(a)
Health Benefits	$1,392,000	$1,392,000	$1,392,000	$1,392,000	$1,392,000	n/a	$1,392,000
Equity Awards	2,777,875	-	-	-	-		-

	$4,169,875	$1,392,000	$1,392,000	$1,392,000	$1,392,000		$1,392,000
James R. Murdoch(a)
Equity Awards	$3,865,980	$-	$-	$-	$-	n/a	$-

David F. DeVoe
Salary	$2,853,750	$2,853,750	$-	$-	$2,853,750	$2,853,750	$-
Bonus	5,329,500	5,329,500	-	-	5,329,500	5,329,500	-
Equity Awards	2,861,586	2,861,586	2,861,586	-	2,861,586	2,861,586	-
Health Benefits	807,000	807,000	807,000	807,000	807,000	807,000	807,000

	$11,851,836	$11,851,836	$3,668,586	$807,000	$11,851,836	$11,851,836	$807,000
Roger Ailes
Salary	$-	$5,000,000	$-	$-	$12,885,485	$12,885,485	$-
Bonus	1,500,000	1,500,000	-	-	19,971,371	19,971,371	-
Equity Awards	1,520,428	1,520,428	1,520,428	-	1,520,428	1,520,428	-
Health Benefits	931,000	931,000	931,000	931,000	931,000	931,000	931,000

	$3,951,428	$8,951,428	$2,451,428	$931,000	$35,308,284	$35,308,284	$931,000

(a)	Messrs. K.R. Murdoch and J.R. Murdoch are not party to an employment agreement.

DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company (the “Executive Directors”) because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company (collectively, the “Non-Executive Directors”) are reviewed and recommended by the Compensation Committee of the Board (the “Compensation Committee”) and set by the Board. The Compensation Committee periodically reviews director compensation against the Company’s peers and other comparably sized Standard & Poor’s 500 companies and considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning director compensation with a view toward attracting and retaining qualified Directors. The Company believes that compensation for Non-Executive Directors should be competitive and fairly reflect the work and skills required for a company of News Corporation’s size and complexity. The Company also believes that Non-Executive Director compensation should include equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders.

During fiscal 2009, the Non-Executive Directors were Messrs. Aznar, Barnes, Cowley, Dinh, Hurd, Knight, L.K. Murdoch, Perkins, Thornton, Sir Roderick Eddington and Ms. Bancroft. The annual retainers paid to Non-Executive Directors for service on the Board and its committees in the fiscal year ended June 30, 2009 is set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2009

Annual Cash Retainer	$100,000
Annual Deferred Stock Unit (“DSU”) Retainer	$120,000
Audit Committee Chair Annual Retainer	$27,000
Compensation Committee Chair Annual Retainer	$16,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$16,000
Audit Committee Member Annual Retainer	$16,000
Compensation Committee Member Annual Retainer	$11,000
Nominating and Corporate Governance Committee Member Annual Retainer	$11,000

The value of the Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director in cash at the market value of the Class A Common Stock on the fifth anniversary date of when it was credited to that Director’s account, unless that Director leaves the Board before that date. Upon a Non-Executive Director’s end of service on the Board, such Director will be paid in cash the value of the shares of Class A Common Stock credited to his or her account at the market value of those shares of Class A Common Stock as of the date of the Director’s end of service.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below shows the total compensation paid during the fiscal year ended June 30, 2009 by the Company to each of the Directors who are not named executive officers:

Director Compensation for the Fiscal Year Ended June 30, 2009

Director	Fees Earned or Paid in Cash ($)		Stock Awards(a)	Option Awards(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)	All Other Compensation		Total
José María Aznar	$100,000		$46,161	n/a	n/a	n/a		$146,161
Natalie Bancroft	$100,000		$90,262	n/a	n/a	n/a		$190,262
Peter L. Barnes	$116,000		$(2,890)	n/a	n/a	n/a		$113,110
Kenneth E. Cowley AO	$111,000		$(23,735)	n/a	n/a	n/a		$87,265
Viet Dinh	$138,000		$(2,890)	n/a	n/a	n/a		$135,110
Sir Roderick I. Eddington	$154,000		$(23,735)	n/a	n/a	n/a		$130,265
Mark Hurd	$111,000		$95,605	n/a	n/a	n/a		$206,605
Andrew S.B. Knight	$162,141	(d)	$(23,735)	n/a	n/a	n/a		$138,406
Lachlan K. Murdoch	$100,000		-	-	$231,000	n/a		$331,000
Thomas J. Perkins	$138,000		$(23,735)	n/a	n/a	n/a		$114,265
Arthur M. Siskind	$1,093,846	(e)	$476,443 (e)	-	$620,000	$150,015	(f)	$2,340,304
John L. Thornton	$122,000		$(2,890)	n/a	n/a	n/a		$119,110

(a)	The amounts set forth in the Stock Awards column represent the value of stock awards recognized for financial statement reporting purposes, as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions, as applicable. Negative amounts result from a decrease in value of the outstanding DSUs during the fiscal year. The decrease value recognized represents the Director compensation expense previously recognized in the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and previously reflected in the Director Compensation Table. The grant date fair value of DSUs awarded to each of Messrs. Aznar, Barnes, Cowley, Dinh, Hurd, Knight, L.K. Murdoch, Perkins, Thornton, Ms. Bancroft and Sir Roderick Eddington in fiscal 2009 was $120,000.
(b)	No stock options have been granted to Directors since fiscal 2005. The amounts set forth in the Option Awards column represent the fair value of SARs recognized for financial statement reporting purposes. Negative amounts represent a decrease in value of the outstanding SARs during the fiscal year as the awards’ fair value decreased. The decrease in value recognized represents the Director compensation expense previously recognized in the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and previously reflected in the Director Compensation Table.
(c)	Certain Directors were previously employees of the Company and have vested pension benefits due to them. The values reported are theoretical as those amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2008 and June 30, 2009. The amounts shown in column (c) represent the increase in the present value of accumulated benefits due to the passage of time.
(d)	Includes £12,000 (US$19,142) paid to Mr. Knight for his service on the board of directors of Times Newspapers Holdings Limited, a subsidiary of the Company. The U.S. dollar amount presented is based on an exchange rate of £1 to US$1.60 on June 26, 2009.
(e)	Represents amount paid to Mr. Siskind for service as Senior Advisor to the Chairman of the Company.
(f)	Includes the Company’s contributions to Mr. Siskind’s 401(k) plan in the amount of $8,575, and, pursuant to Mr. Siskind’s employment agreement, Company contributions to a non-qualified deferred compensation account in the amount of $118,943 and car-related expenses in the amount of $22,497.

Mr. Stanley S. Shuman, who served as a Director from 1982 to 2005, was named Director Emeritus in 2005. Mr. Shuman receives the same director fees as other Non-Executive Directors, and may attend Board and committee meetings but may not vote on Board or committee matters.

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2009 of each of the Directors who were Directors as of June 30, 2009 and who are not named executive officers, which include deferred stock units, vested and unexercised stock options, vested stock appreciation rights and unvested RSUs.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested
José María Aznar	-	-	21,822
Natalie Bancroft	-	-	14,855
Peter L. Barnes	-	-	29,571
Kenneth E. Cowley	18,000	-	29,571
Viet Dinh	-	-	29,571
Sir Roderick I. Eddington	52,000	-	29,571
Mark Hurd	-	-	14,011
Andrew S.B. Knight	24,000	-	29,571
Lachlan K. Murdoch	1,875,000	-	89,810
Thomas J. Perkins	24,000	-	29,571
Arthur M. Siskind	2,020,000	-	101,438
John L. Thornton	-	-	29,571

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2009 with respect to the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans, including the News Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan”), the News Corporation 2004 Replacement Stock Option Plan (the “Replacement Plan” and together with the 2004 Stock Option Plan, the “2004 Plans”) and the LTIP. All shares reflected in the table are shares of the Class A Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options and RSUs (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)
LTIP	36,503,575	-	133,608,843
2004 Plans	66,528,690	$22.38	-
Equity compensation plans not approved by stockholders	-	-	-
Total(2)	103,032,265	$22.38	133,608,843

(1)	Beginning June 30, 2005, no additional stock options may be granted under the 2004 Plans.
(2)	Does not include stock options to purchase an aggregate of 12,107,226 shares of Class A Common Stock, at a weighted average exercise price of $16.64, granted under plans assumed in connection with acquisition transactions. Also does not include equity awards convertible into 132,027 shares of Class A Common Stock. No additional equity awards may be granted under these assumed plans.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (i) integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence and affirming its independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, (ii) discussed with the independent registered public accounting firm, which documented the discussion, any relationships that may impact the firm’s objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP (“E&Y”) are compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee met with each of the independent registered public accounting firm and the corporate auditors, both with management present and in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls.

The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2009 with management and the independent registered public accounting firm.

At three of its meetings during fiscal year 2009 and one meeting during fiscal year 2010, the Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal 2009 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act, the respective rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Committee each of the Sarbanes-Oxley Act certification requirements including whether there were any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of E&Y as the Company’s independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE:

Sir Roderick I. Eddington (Chairman)

Peter Barnes

Andrew S.B. Knight

Thomas J. Perkins

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Arrangements between News Corporation and Certain Stockholders or Stockholder-Related Entities

In April 2008, Rotana Media Services (“Rotana”), a company controlled by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud who is a more than 5% stockholder of the Company, entered into a ten-year arrangement to license two English-language, free-to-air general entertainment channels from the Company for distribution in the Middle East.

Arrangements between News Corporation and Directors or Director-Related Persons or Entities

Directors of News Corporation and directors of its related parties, or their director-related entities, conduct transactions with subsidiaries of News Corporation that occur within a normal employee, customer or supplier relationship on terms and conditions that are believed to be no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the director or director-related entity at arm’s length in similar circumstances.

Ms. Natalie Bancroft was appointed as a Director pursuant to the terms of the Dow Jones Merger Agreement, whereby the Board agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the Board. In connection with the Dow Jones Merger Agreement, the Company also entered into a ten year voting and support agreement with certain members of the Bancroft family and trustees of trusts for their benefit. This voting and support agreement specified the procedures for the nomination of appointment and the election of a Bancroft family member to a seat on the Board. In addition, Mr. K.R. Murdoch and the Murdoch Family Trust have entered into a separate letter agreement with the Company obligating them, for a period of ten years expiring in 2018, to vote in favor of the election of the initial Bancroft director and any successor Bancroft director to the Board in accordance with the terms of the voting and support agreement at any meeting of the Company’s stockholders at which the initial Bancroft director or any successor stands for election.

Mr. Mark Hurd, a Director of the Company, is also the Chairman and Chief Executive Officer of HP. Through the normal course of business, HP sells certain equipment and provides services to the Company and its subsidiaries pursuant to a worldwide agreement entered into by the Company and HP in August 2007. Pursuant to this agreement, the Company paid HP approximately $47.0 million in the fiscal year ended June 30, 2009.

Fox Interactive Media (“FIM”), a subsidiary of the Company, has engaged Mrs. Wendi Murdoch, the wife of Mr. K. Rupert Murdoch, the Company’s Chairman and CEO, to provide strategic advice for the development of the MySpace business in China. The fees paid by FIM to Mrs. Murdoch pursuant to this arrangement are $100,000 per annum and Mrs. Murdoch received $100,000 in the fiscal year ended June 30, 2009. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns an approximate 51.7% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch received options over 2.5% of the fully diluted shares of MySpace China that vest over four years under the MySpace China Option Plan.

Freud Communications, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during fiscal 2009. The fees paid by the Company to Freud Communications were approximately $473,000 for the fiscal year ended June 30, 2009.

Mrs. Prudence MacLeod is the daughter of Mr. K.R. Murdoch and serves as a member of the Board of Directors of Advertiser Newspapers, a subsidiary of the Company, and receives customary director fees for such service.

Mr. Alasdair MacLeod is the son-in-law of Mr. K.R. Murdoch and is a salaried employee of News Limited, a subsidiary of the Company, serving as its Managing Director of Nationwide News.

Mr. David F. DeVoe Jr. is the son of Mr. David F. DeVoe, a Director and Chief Financial Officer of the Company, and is a salaried employee of Fox Entertainment Group, Inc., a subsidiary of the Company, serving as its Deputy Chief Financial Officer and as an Executive Vice President.

Mr. Stanley Shuman, Director Emeritus, and Mr. Kenneth Siskind, son of Mr. Arthur M. Siskind who is a Director and Senior Advisor to the Chairman, are Managing Directors of Allen & Company LLC, a United States-based investment bank, which provided investment advisory services to the Company during the fiscal year ended June 30, 2009 related to the sale of certain of the Company’s television stations. The fees paid by the Company to Allen & Company were approximately $17.5 million in the fiscal year ended June 30, 2009.

Policy for Evaluating Related Party Transactions

The Audit Committee has established procedures for the review, approval or ratification of related party transactions. Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such related party.

During fiscal 2009, all of the transactions described in this section that were subject to the Audit Committee’s policies and procedures described above, were reviewed and approved or ratified by the Audit Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and NASDAQ. Directors, officers and beneficial owners of more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former Directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during the fiscal year ended June 30, 2009, with the exception of one report for each of Messrs. Cowley, Eddington, Knight, L.K. Murdoch, Perkins and Shuman covering one transaction for each such report.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended June 30, 2009 with the SEC on August 12, 2009. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.newscorp.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Company’s Investor Relations Office by mail at News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7059 or by email at investor@newscorp.com.

2010 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be presented at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received in writing by the Corporate Secretary of the Company at the principal executive offices at News Corporation, 1211 Avenue of the Americas, New York, New York 10036 no later than May 7, 2010 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2010 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its principal executive offices not later than July 21, 2010. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Exchange Act must be received at the Company’s principal executive offices, in accordance with the requirements of the By-laws between June 21, 2010 and July 21, 2010; provided, however, that in the event that the 2010 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2009 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be received not later than the close of business on the later of the 90th day prior to the date of the 2010 Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of the 2010 Annual Meeting of Stockholders is made. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders can elect to receive future News Corporation proxy statements, annual reports and related materials electronically instead of by mail. The Company highly recommends that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should select the “Enrollment for Electronic Delivery of Stockholder Materials” link in the “Investor Relations” section of the Company’s website at www.newscorp.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Lawrence A. Jacobs

Senior Executive Vice President and

Group General Counsel

New York, NY

August 20, 2009

YOUR VOTE IS IMPORTANT. THEREFORE, PLEASE PROMPTLY VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED.

1211 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by News Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to News Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M15271-P82522-Z49670

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

Proposal 1

Election of the Director nominees listed below.

Nominees:

1a.José María Aznar

1b.Natalie Bancroft

1c.Peter L. Barnes

1d.Chase Carey

1e.Kenneth E. Cowley

1f.David F. DeVoe

1g.Viet Dinh

1h.Sir Roderick I. Eddington

1i.Mark Hurd

1j.Andrew S.B. Knight

For

Withhold

1k.James R. Murdoch

1l.K. Rupert Murdoch

1m.Lachlan K. Murdoch

1n.Thomas J. Perkins

1o.Arthur M. Siskind

1p.John L. Thornton

Proposal 2

2. Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For Withhold

For Against Abstain

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15272-P82522-Z49670

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS of News Corporation The Annual Meeting of Stockholders will be held at the W New York Hotel, 541 Lexington Avenue, New York 10022 on October 16, 200910:00 a.m. Eastern Time PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEWS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS OCTOBER 16, 2009

The undersigned, a stockholder of News Corporation, a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, a copy of the Company’s Annual Report, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 16, 2009 at 10:00 a.m. Eastern Time at the W New York Hotel, 541 Lexington Avenue, New York 10022. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDER SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (continued and to be signed on the other side) FORM OF PROXY